CNL CENTER II

CNL CENTER TOWER II

OFFICE LEASE AGREEMENT

Landlord:	CNL Plaza II, Ltd.
Tenant:	CNL Hospitality Corp.
Building:	CNL Center Tower II
Suite:	700
Sq. Ft.:	40,776 Rentable Square Feet
Term:	Ten (10) years (120 months)

CNL CENTER TOWER II

OFFICE LEASE AGREEMENT

LANDLORD: CNL PLAZA II, LTD.

TENANT: CNL HOSPITALITY CORP.

LEASE AGREEMENT

FOR OFFICE FACILITIES

THIS LEASE (the “Lease”), made as of November 23, 2005, by and between CNL PLAZA II, LTD., a Florida limited partnership (herein called “Landlord”), having its address as c/o 450 South Orange Avenue, Orlando, Florida 32801, and CNL HOSPITALITY CORP, a Florida corporation (herein called “Tenant”), whose address is 450 South Orange Avenue, 12th Floor, Orlando, Florida 32801.

WITNESSETH:

PREMISES

1. Landlord hereby leases to Tenant and Tenant hereby rents and leases from Landlord the following described space, herein called “Premises”:

Tenant’s Rentable Area:  Agreed to be by Landlord and Tenant, for purposes of this Lease, 40,776 rentable square feet, which includes Tenant’s share of common area facilities of the Building (including pedestrian bridges, pedestrian tunnels and loading docks which serve the Building).

Floor: 6 & 7 Suite: 700 located at:

Building: CNL Center Tower II (herein called “Building”)

Total Building Rentable Area: 274,946 rentable square feet, which includes common area facilities of the Building

Property: All that tract or parcel of land in Orange County, Florida, more particularly described on Exhibit “E” attached hereto and by this reference incorporated herein

Address: 420 South Orange Avenue, Orlando, Florida 32801

The Premises are more particularly shown on the floor plans attached hereto as Exhibit “A” and made a part hereof. The Premises shall include the appurtenant right to the use, in common with others, of lobbies, entrances, stairs, corridors, elevators, bridges, tunnels and other public portions of the Building. All the windows and outside walls of the Premises, and any space in the Premises used for shafts, pipes, conduits, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance and repairs, are reserved to Landlord. Neither Landlord nor Landlord’s agents have made any representations, warranties or promises with respect to the physical condition of the Building, the Property, or the Premises, or any matter or thing affecting or related to the Premises except as expressly set forth in this Lease. The estimates of Rentable Area set forth above with respect to the Premises and the Building, respectively, may be revised, at Landlord’s election, if Landlord’s architect determines such estimates to be inaccurate after the examination of the final drawings of the Premises and the Building. If it is determined that the Rentable Area of the Building or the Premises is different from that set forth above, then the Rentable Area of the Building or the Premises, as applicable, shall be adjusted upward or downward accordingly, and Base Rent and any construction allowances shall also be adjusted accordingly. If such remeasurement shall not be undertaken on or before the Commencement Date, as herein defined, then the Rentable Area calculations set forth above shall be conclusively binding upon Landlord and Tenant, and neither Landlord nor Tenant shall have any further right to remeasure the Premises or the Building after such date.

TERM

2. A. Landlord shall construct or install in the Premises the improvements to be constructed or installed by Landlord pursuant to the provisions of Exhibit “B” attached hereto and made a part hereof, if any. The term of this Lease (herein called “Lease Term”) shall commence (the date of such commencement being herein called the “Commencement Date’) on the later of: (i) March 1, 2006, or (ii) the date on which Landlord’s architect supervising construction of such improvements shall certify in writing to Landlord and Tenant that such improvements have been substantially completed, provided, however, if Landlord shall be delayed in substantially completing said work for any of the reasons set forth in Paragraph 5 of Exhibit “B”, then the Commencement Date shall be accelerated by the number of days of such delay. For purposes hereof, the Premises shall be deemed substantially completed when all areas can be safely occupied and only punchlist work remains to be performed, and a Certificate of Occupancy has been issued for the Building and the Premises by the appropriate regulatory agencies. However, if Tenant is responsible for the construction of the Premises and the obtaining of a Certificate of Occupancy for the Premises, Tenant shall promptly apply for such Certificate of Occupancy and proceed with due diligence until such Certificate of Occupancy is obtained. Unless sooner terminated as herein provided, the Lease Term shall expire ten (10) years after the Commencement Date.

B. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises (with the improvements to be installed or constructed pursuant to Exhibit “B” substantially complete) to Tenant at the Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but in that event, provided the delay is not due to any of the reasons set forth in Paragraph 5 of Exhibit “B” attached hereto, Rent (as that term is hereinafter defined) shall be waived for the period between the Commencement Date and the time when Landlord can deliver possession (herein called the “Delayed Commencement Date”). A delay in delivery of possession shall extend the Lease Term a like amount of time.

C. Within a reasonable time of the Premises being ready for occupancy by Tenant, Landlord shall furnish to Tenant a Commencement Date Agreement in the form attached as Exhibit “C” and made a part hereof, said Agreement setting forth the specific Commencement Date (and the Delayed Commencement Date, if appropriate) for this Lease as hereinabove determined. Tenant shall execute the “Acknowledgment by Tenant” attached to the Commencement Date Agreement and immediately return a signed copy to Landlord.

D. For purposes of this Lease the term “Rent Commencement Date” shall mean the Commencement Date, unless there is to be a waiver of Rent until the Delayed Commencement Date pursuant to Paragraph 2.B. above, in which event it shall mean the Delayed Commencement Date. As of the Rent Commencement Date, Tenant takes and accepts from Landlord the Premises upon the terms and conditions herein contained, in its then condition, Tenant agreeing that such condition is suited for the uses intended by Tenant. This Lease shall be effective and enforceable as between the parties hereof upon its execution and delivery, regardless of whether such execution and delivery occurs on, prior to or after the Commencement Date.

BASE RENT

3. Based upon the Premises containing 40,776 rentable square feet, Tenant shall pay to Landlord the sum of One Million One Hundred Thirty One Thousand Five Hundred Thirty Four and No/100 Dollars ($1,131,534.00), subject to adjustment as set forth in Paragraph 4 hereof, in respect of each year of the Lease Term as Base Rent for the Premises (such amount being $94,294.50 per month), commencing on the Rent Commencement Date and continuing on the first day of each and every calendar month thereafter during the Lease Term. Such amounts shall be appropriately modified if the size of the Premises is changed as provided herein. If either the Lease Term or Base Rent commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Base Rent for the fractional month shall be appropriately prorated. “Rent” (which term shall include Base Rent as defined in Paragraphs 3 and 4 hereof and Additional Rent as described in Paragraph 5 hereof and elsewhere) shall be paid to Landlord, without deduction or offset, in lawful money of the United States of America at 450 South Orange Avenue, Orlando, Florida, 32801, or to such other person or at such other place as Landlord may from time to time designate in writing.

Tenant agrees to pay the Florida Sales Tax or any other applicable taxes on all Rent (whether Base Rent, rental escalation, reimbursement of expenses or otherwise) payable hereunder.

It is further understood and agreed that Tenant’s payments of Additional Rent shall not be deemed payments of Base Rent as that term is construed relative to governmental wage and price controls or analogous governmental actions affecting the amount of rental which Landlord may charge Tenant. In no event shall any such controls or actions result in reduction of the Base Rent or Additional Rent.

INCREASES IN BASE RENT

4. Tenant’s Base Rent shall increase from time to time during the Lease Term as set forth in Exhibit “F” attached hereto and made a part hereof. Exhibit “F” is based upon the Premises containing 40,776 rentable square feet, but all numbers on such Exhibit shall be appropriately modified if the size of the Premises is changed as provided herein.

REIMBURSEMENT FOR INCREASES IN OPERATING EXPENSES AND TAXES

5. A. The Base Rent provided for herein is based, in part, upon Landlord’s estimate of “Operating Costs,” as hereinafter defined, of repairing, maintaining, and operating the Building and Property during each calendar year of the Term.

The “Initial Operating Costs” are stipulated to be the actual Operating Costs per square foot for calendar year 2006 multiplied by the number of square feet in the Total Building Rentable Area.

B. The term “Operating Costs” shall mean all operating expenses of the Property and Building which shall be computed on the accrual basis and which shall include all expenses, costs, and disbursements of every kind and nature, which Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the Property, including, but not limited to, the following:

(i) Wages and salaries of all employees engaged in the operation and maintenance of the Property and Building, including taxes, insurance and benefits relating thereto;

(ii) All supplies and materials used in the operating and maintenance of the Property and Building;

(iii) Cost of water, sewage, power, heating, lighting, air conditioning, chilled water, ventilating, and other utilities furnished in connection with the operation of the Building;

(iv) Cost of all service agreements and maintenance for the Property and Building and the equipment therein, including, but not limited to, security services, alarm services, window cleaning, janitorial service, HVAC maintenance, elevator maintenance, and grounds maintenance; provided, however, that special security or alarm services for a specific tenant’s needs (such as a bank) shall not be included in Operating Costs;

(v) Cost of all insurance relating to the Property and Building including without limitation the cost of casualty and liability insurance applicable to the Property and Building and Landlord’s personal property located on the Property or in the Building and used in connection therewith;

(vi) All taxes (ad valorem and otherwise), assessments, and governmental charges whether Federal, State, County, or Municipal and whether by taxing districts or authorities presently taxing the Property and Building or by others, subsequently created or otherwise, and any other taxes (other than Federal and State income taxes) and assessments attributable to the Property and Building or its operation;

(vii) Cost of repairs and general maintenance of the interior common areas and exterior of the Property and Building (including glass breakage), circular drive and other drives, and landscaping;

(viii) A reasonable management fee for general operation and management of the Property and Building; and

(ix) A reasonable amortization cost due to any capital expenditures incurred to reduce or limit operating expenses of the Property and Building, or which may be required by governmental authority pursuant to requirements created after the date of this Lease, or by Landlord’s insurance carrier.

For purposes of this Paragraph 5.B, the term “Building” shall include pedestrian bridges, pedestrian tunnels and loading docks which serve the Building.

Expressly excluded from the definition of the term “Operating Costs” are:

(i)	Replacement of capital investment items (excepting those expenditures referred to above);

(ii)	Landlord’s home office expense;

(iii) Leasing commissions;

(iv) Specific costs billed to and paid by specific tenants or other third parties;

(v) Depreciation;

(vi) Principal, interest, and other costs directly related to financing the Building;

(vii) The cost of any repairs or general maintenance paid by the proceeds of insurance policies carried by Landlord on the Property and Building; and

(viii) Any expenses or costs incurred by Landlord which were created by Landlord’s own negligence or own misconduct, including any costs for which Landlord is required to indemnify Tenant pursuant to Paragraph 15 below.

C. The term “Tenant’s Share” shall mean the proportion that Tenant’s Rentable Area bears to Total Building Rentable Area.

D. On or about January 1 of each calendar year after the calendar year in which this Lease commences (“Initial Calendar Year”) (or as soon thereafter as practical), Landlord shall provide Tenant with a comparison of the Initial Operating Costs and the projected Operating Costs (the “Projected Operating Costs”) for such current calendar year, and Tenant shall thereafter pay, as “Additional Rent”, Tenant’s Share of any projected increase in Landlord’s Projected Operating Costs for operating the Property and Building that exceeds the Initial Operating Costs; same being payable in advance on a monthly basis by way of paying 1/12th of such projected increase during each month of such respective calendar year. If Landlord has not furnished Tenant such comparison by January 1, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such comparison is given. Landlord shall, within a period of one hundred twenty (120) days (or as soon thereafter as practical) after the close of each such respective calendar year following the Initial Calendar Year of occupancy provide Tenant an audited statement of such year’s actual Operating Costs (“Actual Operating Costs”) compared to the Initial Operating Costs. If the Actual Operating Costs for such year are greater than the Projected Operating Costs for such year, Tenant shall pay Landlord, within thirty (30) days of such statement’s receipt, Tenant’s Share of the difference thereof. If such year’s Projected Operating Costs are greater than the Actual Operating Costs for such year, Landlord shall credit Tenant, within thirty (30) days of such statement issuance, Tenant’s Share of the difference between the Projected Operating Costs and the Actual Operating Costs, with such credit to be applied to any rent or other charges next due under this Lease. In the event the Building is not fully occupied during any calendar year of the Lease Term, the Initial Operating Costs and/or the Actual Operating Costs, as applicable, shall be determined as if the Building had been fully occupied during such calendar year. Notwithstanding the foregoing, Tenant’s share of the Actual Operating Costs for each year shall not increase by more than five percent (5%) per year, on a cumulative basis, with respect only to “controllable” Operating Costs. For purposes hereof, “controllable” Operating Costs shall include all Operating Costs (including without limitation, management fees) except for the following costs: real estate taxes and assessments, insurance premiums and utility costs.

E. Anything herein to the contrary notwithstanding, in no event shall the Base Rent as set forth in Paragraph 3 ever be reduced.

F. Should this Lease commence or terminate at any time other than the first day of a calendar year the amount of Additional Rent due from Tenant shall be proportionately adjusted based on that portion of the year that this Lease was in effect.

G. Tenant shall have the right to have Landlord’s books and records pertaining to Operating Costs for any year during the Lease Term reviewed, copied and audited (“Tenant’s Audit”) provided that (i) such right shall not be exercised more than once during any calendar year; (ii) if Tenant elects to conduct Tenant’s Audit, Tenant shall provide Landlord with written notice thereof no later than thirty (30) days following Tenant’s receipt of Landlord’s statement of Operating Costs for the year to which Tenant’s Audit will apply; (iii) Tenant shall have no right to conduct Tenant’s Audit if Tenant is, either at the time Tenant forwards Landlord written notice that Tenant’s Audit will be conducted or at any time during Tenant’s Audit, then in default under this Lease; (iv) conducting Tenant’s Audit shall not relieve Tenant from the obligation to pay Tenant’s Share of Operating Costs, as billed by Landlord, pending the outcome of such audit; (v) Tenant’s right to conduct such audit for any calendar year shall expire ninety (90) days following Tenant’s receipt of Landlord’s statement of Operating Costs for such year, and if Landlord has not received written notice of such audit within such thirty (30) day period set forth in subparagraph (ii) above, Tenant shall have waived its right to conduct Tenant’s Audit for such calendar year; (vi) Tenant’s Audit shall be conducted by a Certified Public Accountant not employed by or otherwise affiliated with Tenant, except to the extent that such accountant has been engaged by Tenant to conduct Tenant’s Audit; (vii) Tenant’s Audit shall be conducted at Landlord’s office where the records of the year in question are maintained by Landlord, during Landlord’s normal business hours; and (viii) Tenant’s Audit shall be conducted at Tenant’s sole cost and expense. If Tenant’s Audit proves that Tenant has been overcharged with respect to Operating Costs by more than five percent (5%), Landlord shall pay for the reasonable cost of Tenant’s Audit.

USE

6. Tenant shall use and occupy Premises as general business or professional offices only. No other use is permitted hereunder unless specifically approved in writing by Landlord. Tenant’s use of such specific Premises shall not violate any ordinance, law or regulation of any governmental body or the “Rules and Regulations” of Landlord as set forth in Exhibit “D” attached hereto and made a part hereof and any changes thereto.

TENANT’S CARE

7. A. Tenant will take good care of Premises and the fixtures and appurtenances therein, and will suffer no active or permissive waste or injury thereof, and Tenant’s responsibilities in conjunction therewith shall include, but not be limited to, the cleaning of window coverings, the shampooing of the carpeting located in the Premises, as well as the regular painting and repair of the Premises so as to maintain the Premises in a first-class condition. All such repair work, maintenance and any alterations permitted by Landlord shall be done at Tenant’s expense by Landlord’s employees or, with Landlord’s express written consent, such consent not to be unreasonably withheld, by persons requested by Tenant and authorized in writing by Landlord. Tenant shall, at Tenant’s expense, but under the direction of Landlord and performed by Landlord’s employees, or with Landlord’s express written consent, by persons requested by Tenant and authorized in writing by Landlord, promptly repair any injury or damage to Premises or Building caused by misuse or neglect thereof by Tenant, or by persons permitted on Premises by Tenant, or by Tenant moving in or out of Premises.

B. Tenant will not, without Landlord’s written consent, make alterations, additions or improvements in or about the Premises and will not do anything to or on the Premises which will increase the rate of fire insurance on the Building. All alterations, additions or improvements of a permanent nature made or installed by Tenant to the Premises shall become the property of Landlord at expiration of this Lease, but Landlord reserves the right to require Tenant to remove any unapproved improvements or additions made to the Premises by Tenant and to repair and restore Premises to their condition prior to such alteration, addition or improvement. Tenant further agrees to do so prior to the expiration of the Lease Term.

C. No later than the last day of the Lease Term, Tenant will remove all Tenant’s personal property and repair all injury done by or in connection with installation or removal of said property and surrender Premises (together with all keys to Premises and/or the Building and access cards to the facility) in as good a condition as they were at the beginning of the Lease Term, reasonable wear excepted. All property of Tenant remaining on Premises after expiration of the Lease Term shall be deemed conclusively abandoned and may be removed by Landlord, and Tenant shall reimburse Landlord for the cost of removing the same, subject however, to Landlord’s right to require Tenant to remove any improvements or additions made to Premises by Tenant pursuant to the preceding Sub-Paragraph B; provided, however, that Tenant’s obligation to remove any improvements or pay for the cost of any removal shall be limited to unapproved improvements and approved improvements which are not reasonably useful to a subsequent tenant.

D. In doing any work related to the installation of Tenant’s furnishings, fixtures, or equipment that must be attached to the floors, ceilings or walls, or that require installation of electrical wires or cable within walls in the Premises, Tenant will use only contractors or workmen approved by Landlord in writing. Landlord may condition its approval upon its receipt of acceptable lien waivers from such contractors or workmen. Tenant shall promptly remove any lien for material or labor claimed against Premises by such contractors or workmen if such claim should arise, and hereby agrees to indemnify and hold Landlord harmless from and against any and all costs, expenses or liabilities (including attorneys’ fees and related fees and costs) incurred by Landlord as a result of such liens.

E. Tenant shall not place nor maintain any food or drink coin operated vending machines within Premises or Building without the written consent of Landlord, such consent not to be unreasonably withheld. Such consent shall not preclude Landlord from charging Tenant for utility costs therefor.

F. Tenant agrees that all personal property brought into the Premises by Tenant, its employees, licensees and invitees shall be at the sole risk of Tenant; and Landlord shall not be liable for theft thereof or of money deposited therein or for any damages thereto, such theft or damage being the sole responsibility of Tenant.

G. Tenant shall obtain Landlord’s consent, such consent not to be unreasonably withheld, as to the location or relocation within the Premises of any heavy objects or furnishings such as file cabinets, vending machines, etc., as not to cause damage to the Building.

SERVICES

8. A. Provided Tenant is not in default under this Lease, Landlord shall furnish the following services at its expense:

(i) Elevator service for passenger and delivery needs.

(ii) Subject to government regulations, air conditioning and heat at temperature levels similar to other first class office buildings in the Orlando area but consistent with all Federal and local energy conservation regulations.

(iii) Running water for all restrooms and lavatories and other areas requiring running water as specified in the approved plans, or subsequent improvements approved by Landlord.

(iv) Restrooms, including the furnishing of soap, paper towels, and toilet tissue.

(v) Janitorial service, similar to that provided in comparable buildings, including sanitizing, dusting, cleaning, mopping, vacuuming, and trash removal, each Monday through Friday plus floor waxing and polishing, window washing, and venetian blind cleaning as determined by Landlord.

(vi) Electric power, for small desk-top type machines or hand held devices, such as typewriters, adding machines, recording machines, desktop computers and accessories, normally used in business offices. Tenant acknowledges that certain computer equipment beyond that which is considered normal in an average business office may require additional electric power and Tenant may be charged additionally for such usage.

(vii) Electric lighting, suitable for normal office work at desk height except in corridors, common areas, parking facilities or storage areas, and including the replacement of Building Standard lamps and ballasts as needed.

(viii) Repairs and maintenance, for maintaining in good order at all times the exterior walls, windows, doors, and roof of the Building, public corridors, stairs, elevators, storage rooms, restrooms, the heating, ventilating and air conditioning systems, electrical and plumbing systems of the Building, and the walks, paving and landscaping surrounding the Building. Tenant shall be responsible for damage other than normal wear and tear to the Premises when caused by Tenant’s usage and occupancy of Premises.

(ix) Grounds care, including the sweeping of walks and parking areas and the maintenance of landscaping in an attractive manner.

(x) Fire and extended coverage insurance to protect Landlord’s interest in the Building.

(xi) General management, including supervision, inspections and management functions.

(xii) Maintenance of building security system typical of first-class office buildings in the Orlando area.

B. The services provided for in Paragraph 8.A. herein, and the amount of Rent prescribed herein are predicated on and are in anticipation of certain usage of the Premises by Tenant as follows:

(i) Services shall be provided for the Building during normal business hours established in other first class office buildings in the Orlando area and initially shall be: from 7:00 A.M. to 7:00 P.M. on Mondays through Fridays, and from 7:00 A.M. to 2:00 P.M. on Saturday, except for national holidays as defined in the Rules and Regulations.

(ii) Air conditioning design is based upon:

(a) sustained outside temperatures being no higher than 92E Fahrenheit and no lower than 40E Fahrenheit,

(b) sustained occupancy of the Premises by no more than one person per 100 square feet of floor area, and

(c) heat generated by a connected load not to exceed 6 watts per square foot of floor area. For purposes here, “connected load” includes all the electrical consumption within the Premises whether by lighting, hard-wired fixtures or plug-in equipment (including all desk top machines, hand held devices, computers, calculators and other similar business equipment) whether owned by Landlord or Tenant.

C. If Tenant uses services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to charge Tenant, as Additional Rent, a reasonable sum as reimbursement for the direct cost of such added services, and Landlord reserves the right to install separate metering devices for the purpose of determining such excessive periods and/or amounts at Tenant’s expense. In the event of disagreement as to the reasonableness of such additional charge, the opinion of the appropriate local utility company or an independent professional engineering firm shall prevail. The initial charge for after hours air conditioning shall be $25 per hour per floor. If Landlord reduces such services, and such reduction selected by Landlord is reasonable, Tenant shall have no claim against Landlord for such reduction. No reduction in services by Landlord shall result in a reduction of air conditioning and heating to the Premises, nor shall any such reduction prevent Tenant from having air conditioning and heating to the Premises at any hour requested by Tenant as provided herein.

D. Landlord shall not be liable for any damages directly or indirectly resulting from the installation, use, malfunction, or interruption of use of any equipment in connection with the furnishing of services referred to herein, and particularly any interruption in services by any cause beyond the immediate control of the Landlord; but Landlord shall exercise due care in furnishing adequate and uninterrupted services. Without limitation on the foregoing, under no circumstances shall landlord incur liability for damages caused directly or indirectly by any malfunction of a computer system or systems within the Building resulting from or arising out of the failure or malfunction of any electrical, air-conditioning or other system serving the Building. Notwithstanding the foregoing, if air conditioning or heating services to the Building are interrupted for more than three (3) consecutive days, rent shall be abated commencing with the fourth day until such time as such services are restored to the Building. Interruption of air conditioning or heating services to the Building following a casualty shall be covered by the terms of Paragraph 9 below.

E. The utility company presently selected by Landlord to provide electricity service for the Building is Orlando Utilities Commission (the “Electric Service Provider”). If permitted by law, Landlord shall have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electricity service (each such company being referred to as an “Alternate Service Provider”) or continue to contract for service from the Electric Service Provider. Tenant shall cooperate with Landlord, the Electric Service Provider and any Alternate Service Provider at all times, and, as reasonably necessary, shall allow Landlord, Electric Service Provider, and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring and any other machinery within the Premises.

DESTRUCTION OR DAMAGE TO PREMISES

9. A. If the Premises or the Building are totally destroyed (or so substantially damaged as to be untenantable in the reasonable determination by the Landlord) by storm, fire, earthquake, or other casualty, Rent shall abate from the date of such damage or destruction and Landlord shall have the option to

(i) cancel this Lease as of the date of the occurrence of the fire or other casualty by giving written notice to the Tenant within sixty (60) days from the date of such damage or destruction, or

(ii) commence the restoration of the Premises within ninety (90) days from the date of the casualty.

In the event the Landlord fails to complete such restoration of the Premises to a tenantable condition within one hundred eighty (180) days after the date of the casualty, this Lease may be terminated as of the date of such casualty upon written notice from either party to the other given not more than ten (10) days following the expiration of said one hundred eighty (180) day period. In the event such notice is not given, then this Lease shall remain in force and effect and Rent shall commence upon delivery of the Premises to Tenant in a tenantable condition. In the event such damage or destruction occurs within six (6) months of the expiration of the Lease Term, Tenant may, at its option on written notice to Landlord within thirty (30) days of such destruction or damage, terminate this Lease as of the date of such destruction or damage.

B. If the Premises are damaged but not rendered wholly untenantable by any of the events set forth in Sub-Paragraph A above, Rent shall abate in such proportion as the Premises have been damaged and Landlord shall restore the Premises as speedily as practicable, whereupon full Rent shall commence.

C. In no event shall Rent abate if the damage or destruction of the Premises, whether total or partial, is the result of the negligence of Tenant, its agents, employees, guests or invitees.

DEFAULT BY TENANT - LANDLORD’S REMEDIES

10. A. The occurrence of any of the following shall constitute an event of default hereunder by Tenant:

(i) The Rent payable under the Lease (including any Additional Rent) or any other sum of money due hereunder is not paid when due;

(ii) The Premises are deserted, vacated, or not used as regularly or consistently as would normally be expected for similar premises put to the same or similar purposes as set forth in Paragraph 6 above, unless any such vacancy is approved by Landlord, even though the Tenant continues to pay the stipulated Rent, and Tenant does not cure such default within thirty (30) days after notice from Landlord to Tenant;

(iii) Any petition is filed by or against Tenant under any section or chapter of the National or Federal Bankruptcy Act or any other applicable Federal or State bankruptcy, insolvency or other similar law, and, in the case of a petition filed against Tenant, such petition is not dismissed within sixty (60) days after the date of such filing;

(iv) [Intentionally Deleted]

(v) Tenant fails to remove any lien filed against the Premises or the Building by reason of Tenant’s actions within fifteen (15) days after any such filing;

(vi) Tenant shall make an assignment for benefit of creditors;

(vii) A receiver is appointed for any of Tenant’s assets and such appointment is not rescinded within sixty (60) days after such appointment; or

(viii) Tenant fails to observe, perform and keep each and every of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by Tenant (other than payment of Rent) and persists in such failure after thirty (30) days notice by Landlord requiring that Tenant remedy, correct, desist or comply (or if any such breach would reasonably require more than thirty (30) days to rectify, unless Tenant commences rectification within the thirty (30) day notice period and thereafter promptly and effectively and continuously proceeds with the rectification of the breach and, in all such events, cures such breach no later than sixty (60) days after such notice).

B. Upon the occurrence of an event of default, provided Tenant does not cure said default within the period of time allowed for cure as set forth above, if any, Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or by this Lease:

(i) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, but if Tenant shall fail to do so, Landlord may, without further notice and without prejudice for any other remedy Landlord may have for possession or arrearage in Rent, enter upon the Premises and expel or remove Tenant and Tenant’s effects, without being liable to prosecution or any claim for damages therefor; and Tenant agrees to indemnify Landlord for all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises, or through decrease in Rent, or otherwise; and/or

(ii) Declare the entire amount of Rent (including Additional Rent) calculated on the then-current rate being paid by Tenant, and other sums which would become due and payable during the remainder of the Lease Term, all of which shall be discounted to its present value at the then prime rate of interest reported in The Wall Street Journal, to be due and payable immediately, in which event, Tenant agrees to the same at once, together with all Rent (including Additional Rent) therefore due, at Landlord’s address as provided herein; provided, however, that such payment shall not constitute a penalty or forfeiture or liquidated damages, but shall merely constitute payment in advance of the Rent for the remainder of the Lease Term. Upon making such payment, Tenant shall receive from Landlord all rents received by Landlord from other tenants on account of the Premises during the Lease Term, provided that the monies to which Tenant shall so become entitled shall in no event exceed the entire amount actually paid by Tenant to Landlord pursuant to the preceding sentence, less all costs, expenses and attorneys’ fees of Landlord incurred in connection with the termination of this Lease, eviction of Tenant and reletting of the Premises. The acceptance of such payment by Landlord shall not constitute a waiver of any failure of Tenant thereafter occurring to comply with any term, provision, condition or covenant of this Lease; and/or

(iii) Enter the Premises as the agent of Tenant, without being liable to prosecution of any claim for damages therefor, and relet the Premises as the agent of Tenant without advertisement and by private negotiations and for any term Landlord deems proper, and receive the rent therefor, and Tenant shall pay Landlord any deficiency that may arise by reason of such reletting on demand, but Tenant shall not be entitled to any surplus so arising. Tenant shall reimburse Landlord for all costs of reletting the Premises including but not limited to advertising expenses and commissions; and/or

(iv) As agent of Tenant, do whatever Tenant is obligated to do by the provisions of this Lease and may enter the Premises, by force if necessary, without being liable to prosecution or any claims for damages therefor, in order to accomplish this purpose. Tenant agrees to reimburse Landlord immediately upon demand for any expenses which Landlord may incur in thus effecting compliance with this Lease on behalf of Tenant, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.

C. Pursuit by Landlord of any of the foregoing remedies shall not preclude the pursuit of general or special damages incurred, or of any of the other remedies herein provided or any other remedies provided by law.

D. No act or thing done by Landlord or Landlord’s agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing and executed by Landlord. Neither the mention in this Lease of any particular remedy, nor the exercise by Landlord of any particular remedy hereunder, at law or in equity, shall preclude Landlord from any other remedy Landlord might have under this Lease, at law or in equity. Any waiver of or redress for any violation of any covenant or condition contained in this Lease or any of the Rules and Regulations now hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. In case it should be necessary or proper for Landlord to bring any action under this Lease, or to consult, or place this Lease or any amount payable by Tenant hereunder, with an attorney concerning or for the enforcement of any of Landlord’s rights hereunder, then Tenant in each and any such case shall pay Landlord its reasonable attorney’s fees. The receipt by Landlord of rent with knowledge of the breach of any covenant in this Lease shall not be deemed a waiver of such breach. Landlord may elect to accept less than the full amount then due from Tenant hereunder; however, no payment by Tenant or receipt by Landlord of such lesser amount shall be deemed to be other than a payment on account, and no restrictive endorsement or statement on any check or payment shall be deemed to alter the express provisions of this Lease, nor constitute an accord and satisfaction. Landlord may accept less than the full amount then due from Tenant without prejudice to Landlord’s right to recover the balance of the full amount then due, or to pursue any other remedies then available to Landlord under this Lease or applicable law. In all events, including but not limited to Landlord’s acceptance of a partial payment from Tenant, any payment accepted by Landlord from Tenant shall be applied first to retire the oldest receivables due from Tenant hereunder, then to any current rental or other payment then due hereunder, and the balance, if any, will be applied to any rental or other payment which will become due from Tenant hereunder. In the event of any default by Tenant under the terms and provisions of this Lease, Landlord, in addition to but not in lieu of or in limitation of, any other right or remedy provided to Landlord under the terms of this Lease or otherwise, shall have the right to be immediately repaid by Tenant the amount of all sums expended by Landlord and not repaid by Tenant in connection with preparing or improving the Premises to Tenant’s specifications and any and all costs and expenses incurred in renovating or altering space to make it suitable for reletting.

ASSIGNMENT AND SUBLETTING

11. Tenant shall not sublet any part of the Premises, nor assign this Lease or any interest herein, without prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, no such consent shall serve to release Tenant’s liability hereunder. Consent by Landlord to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon prior written consent of Landlord. No assignment or sublease may be requested in the event Tenant is in default hereunder. Tenant shall provide Landlord with any and all information reasonably requested by Landlord with respect to such sublessee or assignee, including, but not limited to financial information and certified, audited financial statements. Sublessee or assignees shall become liable directly to Landlord for all obligations of Tenant hereunder without relieving Tenant’s liability. In the event Tenant notifies Landlord of Tenant’s intent to sublease or assign this Lease, Landlord shall within thirty (30) days from receipt of such notice (i) consent to such proposed subletting, or (ii) refuse such consent, or (iii) elect to cancel this Lease. In the event of Landlord’s election to cancel, Tenant shall have ten (10) days from receipt of such notice in which to notify Landlord of Tenant’s acceptance of such cancellation or Tenant’s desire to remain in possession of Premises under the terms and conditions and for the remainder of the Lease Term. In the event Tenant fails to so notify Landlord of Tenant’s election to accept termination or to continue as Tenant hereunder, such failure shall be deemed an election to terminate and such termination shall be effective as of the end of the ten (10) day period provided for in Landlord’s notice as hereinabove provided. In the event Landlord gives its consent to any such assignment or sublease, any rent, rental or other cost to the assignee or subtenant for all or any portion of the Premises over and above the Rent payable by Tenant for such space shall be paid to Landlord as Additional Rent. In the event this Lease is either canceled or a sublease or assignment is made as herein provided, Tenant shall reimburse Landlord for all of the necessary administrative, legal and accounting services required in order to accomplish such cancellation, assignment or subletting in an amount not to exceed One Thousand Dollars ($1,000.00).

Notwithstanding the foregoing, Tenant shall have the right to assign this Lease or sublet the Premises to any parent, subsidiary or affiliate of Tenant, or any entity under common management or control with Tenant (or any parent, subsidiary or affiliate thereof), or to any entity into which Tenant is merged; provided (i) Tenant shall give Landlord prior written notice of such assignment or sublease, and (ii) Tenant shall remain liable under this Lease.

CONDEMNATION

12. If all or any part of the Premises are taken by virtue of eminent domain or conveyed or leased in lieu of such taking, this Lease shall expire on the date when title or right of possession shall vest, and any Rent paid for any period beyond said date shall be repaid to Tenant; provided however, in no event shall a partial taking of less than twenty percent (20%) of the Premises give rise to an option on Tenant’s part to terminate. In the event of a partial taking where this Lease is not terminated the Rent shall be adjusted in proportion to the square feet taken. Tenant shall not be entitled to any part of the award or any payment in lieu thereof and expressly waives any right to make any claim which would reduce the award otherwise payable to Landlord.

Landlord shall have the option of terminating this Lease in the event any such condemnation or deed-in-lieu thereof makes continuation of its ownership of the Building economically unfeasible.

INSPECTION

13. Landlord shall retain duplicate keys to all doors of the Premises. Tenant shall not change the locks on any entrance to the Premises. Upon Tenant’s written request to Landlord, Landlord will make a reasonable change of locks on behalf of Tenant at Tenant’s sole cost and expense. Landlord and its agents, employees and independent contractors shall have the right to enter the Premises at all times in the event of an emergency, and at reasonable hours to make repairs, additions, alterations, and improvements that are required by this Lease or are otherwise performed with Tenant’s prior written consent; to exhibit the Premises to prospective purchasers, lenders or tenants, but Landlord may enter to exhibit the Premises to prospective tenants only during the last twelve (12) months of the Term or following any event of default for as long as such event of default remains uncured; and to inspect the Premises to ascertain that Tenant is complying with all of its covenants and obligations hereunder. Landlord shall also have the right to enter the Premises at reasonable hours to install, maintain, repair and replace pipes, wires, cables, duct work, conduit and utility lines through hung ceiling space and column space within the Premises. Landlord agrees to use reasonable efforts to minimize any interference with Tenant’s business caused by such entry. Landlord shall, except in case of emergency, afford Tenant such prior notification of an entry into the Premises as shall be reasonably practicable under the circumstances, for the purpose of exhibiting the Premises to a prospective purchaser or tenant. During such time as such work is being carried on in or about the Premises, payments provided herein shall not abate and Tenant waives any claim or cause of action against Landlord for damages by reason of interruption of Tenant’s business or loss of profits therefrom because of the prosecution of any such work or any part thereof. Notwithstanding the foregoing, in the event that any such work by Landlord shall disrupt Tenant’s business within the Premises to the extent that Tenant is unable to operate within the Premises for more than three (3) consecutive days, rent shall be abated commencing on the fourth (4th) consecutive day and continuing thereafter until such time as the work is completed such that Tenant is once again able to conduct business within the Premises.

SUBORDINATION

14. This Lease shall be subject and subordinate to any underlying land leases and/or mortgage(s) which may now or hereafter affect this Lease or the real property (“Property”) of which Premises form a part, and also to all renewals, modifications, extensions, consolidations, and replacements of such underlying land leases and such mortgage(s). In confirmation of the subordination set forth in this Paragraph 14, Tenant shall, at Landlord’s request, execute and deliver such further instruments as may be desired by any holder of a mortgage(s) (“Mortgagee”) or by any lessor under any such underlying land leases, including but not limited to estoppels, subordination, nondisturbance and similar agreements, in form and content satisfactory to such Mortgagee or lessor. Tenant’s agreement to subordinate this Lease to any mortgage which affects the Property shall be contingent upon Tenant receiving a non-disturbance agreement from such Mortgagee, including the currently existing Mortgagee, in a form acceptable to Tenant and such Mortgagee.

If any Mortgagee elects to have this Lease superior to its mortgage and signifies its election in the instrument creating its lien or by separate recorded instrument, then this Lease shall be superior to such mortgage.

In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale, or deed in lieu of foreclosure, under any mortgage, Tenant shall at the option of purchaser attorn to the purchaser of Property and recognize such person as the Landlord under this Lease. Tenant agrees that the institution of any suit, action or other proceeding by Mortgagee or a sale of the Property, pursuant to the powers granted to Mortgagee under its mortgage, shall not, by operation of law or otherwise, result in the cancellation or the termination of this Lease or of the obligations of the Tenant hereunder.

In the event that purchaser requests and accepts such attornment, from and after the time of such attornment, Tenant shall have the same remedies against purchaser for the breach of an agreement contained in this Lease that Tenant might have had against Landlord if the mortgage had not been terminated, except that purchaser shall not be (i) liable for any act or omission of Landlord, (ii) subject to any offsets or defenses which Tenant might have against Landlord, or (iii) bound by any Rent, percentage rent, or Additional Rent which Tenant might have paid more than thirty (30) days in advance to Landlord.

INDEMNITY; INSURANCE

15. A.  To the full extent permitted by law, Tenant hereby releases and waives all claims against Landlord, Mortgagee, Landlord’s Property Manager and their respective agent and employees for injury or damage to person, property or business sustained in or about the Property, the Building or the Premises by Tenant, its agents, invitees or employees, except where such injury, expense, damage, liability or claim results from the gross negligence, willful misconduct or criminal acts of Landlord, its agents or employees, or from a breach of any provision of this Lease by Landlord.

B. Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord, Mortgagee, Landlord’s Property manager and their respective agents and employees from and against any injury, expense, damage, liability, demand, cost or claim, of every kind and nature (including reasonable attorney’s fees and court costs at all levels including bankruptcy), imposed on Landlord by any person whomsoever, whether due to Tenant’s occupancy or use of the Premises, damage to the Premises, claims for injuries to the person or property of any other tenant of the Building or of any other person in or about the Building for any purpose whatsoever, or administrative or criminal action by a governmental authority, where such injury, expense, damage, liability or claim results either directly or indirectly from the act, omission, negligence, misconduct or breach of any provision of this Lease by Tenant, the agents, servants, or employees of Tenant, or any other person entering upon the Premises under express or implied invitation or consent of Tenant. Tenant further agrees to reimburse Landlord for any costs or expenses, including court costs and reasonable attorney’s fees, which Landlord may incur in investigating, handling or litigating any such claim or any action by a governmental authority. Tenant’s obligations hereunder shall survive the expiration or earlier termination of the Lease Term with respect to any occurrences before the effective date of such expiration or termination. Landlord hereby agrees to indemnify, protect and hold harmless Tenant and its agents and employees from and against any injury, expense, damage, liability, demand, cost or claim or every kind and nature (including reasonable attorney’s fees and court costs at all levels including bankruptcy) imposed on Tenant by any person whomsoever where such injury, expense, damage, liability or claim results form the negligence or willful misconduct of Landlord or its agents, servants or employees. Landlord’s obligations hereunder shall survive the expiration or earlier termination of the Lease Term with respect to any occurrence before the effective date of such expiration or termination.

C. Tenant agrees to report immediately in writing to Landlord any defective condition in or about the Premises known to Tenant.

D. (i) Tenant shall carry (at its sole expense and during the Lease term) (a) the equivalent of ISO Special form Property Insurance insuring Tenant’s interest in its improvements to the Premises and any and all furniture, equipment, supplies and other property owned, leased, held or possessed by it and contained therein, such insurance coverage to be in an amount equal to the full replacement cost of such improvements and property, as such may increase from time to time, less a commercially reasonable deductible, not to exceed TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), (b) such other property insurance against such other perils and in such amounts as Landlord may from time to time reasonably require upon not less than ninety (90) days’ prior written notice, such requirement to be made on the basis that the required insurance is customary at the time for prudent tenants of properties similar to the Premises and such insurance shall include extra expense coverage and Business interruption coverage in an amount sufficient to cover the Rent and other sums payable under this Lease for a period of twelve (12) months commencing with the date of loss, and (c) Worker’s Compensation insurance as required by applicable law, and Employer’s liability insurance with minimum limits of at least $500,000.00/$500,000.00/$500,000.00. Landlord shall be named as loss payee with respect to its interest in alterations, additions or improvements.

(ii) Tenant shall also procure and maintain throughout the Lease Term a policy or policies of Commercial General Liability Insurance, in form acceptable to Landlord, insuring Tenant, with Landlord and any other person designated by Landlord being named as additional insureds, against any and all liability for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Premises, or arising out of the condition, use, or occupancy of the Premises, or in any way occasioned by or arising out of the activities of Tenant, its agents, employees, guests, or licensees on the Premises, or other portions of the Building or Property, the limits of such policy or policies to be in amounts not less than ONE MILLION DOLLARS ($1,000,000) per occurrence or with respect to injuries to or death of any one person, with a General Aggregate limit per location of at least ONE MILLION DOLLARS ($1,000,000) and Umbrella Liability coverage of at least THREE MILLION DOLLARS ($3,000,000), or such other amounts as Landlord may reasonably require upon not less than six (6) month’s prior written notice. Such insurance shall be on an occurrence basis with respect to the business carried on in or from the Premises and Tenant’s use and occupancy of the Premises. Tenant further agrees that such insurance shall contain fire and extended coverage legal liability insurance.

(iii) Landlord shall obtain and keep in force during the Lease Term an insurance policy or policies of all-risk fire, extended coverage, theft, vandalism, malicious mischief and other casualty, covering loss or damages to the Building and the Property. Landlord shall also obtain and keep in force during the Lease Term such other insurance in such amounts and with such policy provisions as it shall deem necessary or appropriate, including without limitation, commercial general liability insurance pertaining to the Building and the Property, and bodily injuries, death and property damage arising or occurring therein, and worker’s compensation insurance for the employees of Landlord. Landlord shall require all contractors engaged by it to perform work on the Premises to also carry worker’s compensation insurance. Tenant shall reimburse Landlord for any increase in the cost of any of Landlord’s insurance pertaining to the Building or the Property if said increase is caused by or results from Tenant’s use or occupancy of the Premises, the breach of this Lease by Tenant, or the acts, omissions or negligence of Tenant, its employees, officers, agents, licensees, invitees, concessionaires, assignees, subtenants, contractors or subcontractors. Landlord shall hold harmless and indemnify and defend Tenant from all claims, investigations and suits with respect to any alleged or actual violation or state or federal labor laws, including employment practices, of Landlord, and with respect thereto Landlord shall be responsible for the payment of all settlements, judgments, damages, liquidated damages, penalties, forfeitures, back pay awards, court costs, litigation expenses and attorneys’ fees.

(iv) Landlord and Tenant shall each have included in all policies of insurance respectively obtained by them with respect to the Building and/or Premises a waiver by the insurer of all right of subrogation against the other in connection with any loss or damage thereby insured against. To the full extent permitted by law, Landlord and Tenant each waives all right of recovery against the other for, and agrees to release the other from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance exclusive of any deductible(s) in effect at the time of such loss or damage; provided, however, that the foregoing release by each party is conditioned upon the other party’s carrying insurance with the above described waiver of subrogation, and if such coverage is not obtained or maintained by either party, then the other party’s foregoing release shall be deemed to be rescinded until such waiver is either obtained or reinstated.

(v) All said insurance policies shall be carried with companies licensed to do business in the State of Florida reasonably satisfactory to Landlord and shall be non-cancelable except after thirty (30) days’ written notice to Landlord and ten (10) days written notice for non-payment of premium. Such policies or duly executed certificates of insurance with respect thereto shall be delivered to Landlord prior to the date that Tenant takes possession of the Premises and renewals thereof as required shall be delivered to Landlord at least thirty (30) days prior to the expiration of each respective policy term.

RIGHTS CUMULATIVE

16. The rights given to Landlord herein are in addition to any rights that may be given to Landlord by any statute or under law.

HOLDING OVER

17. If Tenant remains in possession after expiration of the Lease Term hereof, with Landlord’s acquiescence and without any distinct agreement between the parties, unless otherwise agreed to in writing before the expiration date Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be one hundred fifty percent (150%) of the equivalent of the then-current monthly installment of Rent due hereunder for the entire holdover period and there shall be no renewal of this Lease by operation of law. Additionally, Tenant shall be liable to Landlord for all of Landlord’s consequential damages resulting directly or indirectly from Tenant’s failure to surrender the Premises to Landlord in accordance with this Lease. Nothing in this Paragraph shall be construed as a consent by Landlord to the possession of Premises by Tenant after the expiration of the Lease Term.

ENTIRE AGREEMENT - NO WAIVER

18. This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein, shall be of any force and effect. The failure of either party to insist in any instance on strict performance of any covenant or condition hereof, or to exercise any option herein contained, shall not be construed as a waiver of such covenant, condition or option in any other instance. This Lease cannot be changed or terminated orally.

HEADINGS

19. The headings in this Lease are included for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

NOTICES

20. Any notices which may be permitted or required hereunder shall be in writing and shall be deemed to have been duly given as of the date and time the same are personally delivered, transmitted electronically (i.e., telecopier device) or within three (3) days after depositing with the United States Postal Service, postage prepaid by registered or certified mail, return receipt requested, or within one (1) day after depositing with Federal Express or other overnight delivery service from which a receipt may be obtained, and addressed as follows:

To Landlord at the following address:

c/o CNL Realty & Development Corp.
450 South Orange Avenue
Orlando, Florida 32801
Telephone: (407) 650-1774
Telecopy: (407) 650-1073
Attn: Glenn Fournier

To Tenant at the following address:

CNL Hospitality Corp.
450 South Orange Avenue, 12th Floor
Orlando, Florida 32801
Attn: Tom Hutchison
Telephone: (407) 650-1000
Telecopy: (407) 835-3232

or at such other address as either party hereto shall from time to time designate to the other party by notice in writing as herein provided.

Tenant hereby appoints as its agent to receive service of all dispossessory or distraint proceedings, the person deemed by Landlord to be in charge of Premises at the time of service.

HEIRS, SUCCESSORS AND ASSIGNS-PARTIES

21. A. The provisions of this Lease shall bind and inure to the benefit of the Landlord and Tenant, and their respective successors, heirs, legal representatives and assigns; it being understood that the term “Landlord” as used in this Lease, means only the owner (or the ground lessee) for the time being of the Property and Building of which Premises are a part, so that in the event of any sale or sales of said Property (or of any lease thereof), the Landlord named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, or the lessee, as the case may be, has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder during the period such party has possession of the land and Building. Should the Property and the entire Building be severed as to ownership by sale and/or lease, then the owner of the entire Building or lessee of the entire Building that has the right to lease space in the Building to tenants shall be deemed the “Landlord.” Tenant shall be bound to any such succeeding third party landlord for performance by Tenant of all the terms, covenants, and conditions of this Lease and agrees to execute any attornment agreement not in conflict with the terms and provisions of this Lease at the request of any such succeeding Landlord.

B. The parties “Landlord”, ‘Tenant”, and “Agent” and pronouns relating thereto, as used herein, shall include male, female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

ATTORNEY FEES

22. In the event of any dispute hereunder or of any action to interpret or enforce this Lease, any provision hereof or any matter arising here from, including the collection of Rent, the prevailing party shall be entitled to recover its reasonable costs, fees and expenses, including, but not limited to, witness fees, expert fees, consultant fees, attorney (in-house and outside counsel), paralegal and legal assistant fees, costs and expenses, and other professional fees, costs and expenses, whether suit be brought or not and whether in any settlement, in any declaratory action, in any bankruptcy action, at pre-trial, at trial or on appeal.

TIME OF ESSENCE

23. Time is of the essence of this Lease.

SECURITY DEPOSIT

24. [Intentionally Deleted]

COMPLETION OF THE PREMISES

25. Landlord shall supervise completion of the work described in Exhibit “B” attached hereto and by this reference made a part hereof subject to payments which may be required of Tenant thereunder. Any work required by Tenant as provided for in said Exhibit “B” shall be performed within the provisions of said Exhibit “B”.

PARKING ARRANGEMENTS

26. During the Initial Term of this Lease, Landlord shall make available for Tenant’s use up to three (3) parking spaces for each 1,000 rentable square feet in the Premises, in the parking facility near the Property which is controlled by Landlord. Of such spaces, up to ten percent (10%) may be reserved and ninety percent (90%) unreserved. Up to twenty percent (20%) of the total spaces, all of which shall be unreserved, shall be at no charge to Tenant. The other unreserved spaces shall be at a charge of $90 per space per month, plus sales tax, and the reserved spaces shall be at a charge of $125 per space per month, plus sales tax. Landlord may increase such rates at any time to reflect the then market conditions. The reserved and unreserved parking spaces allocated to Tenant hereunder shall be the total spaces available for use by Tenant and its employees, visitors and invitees. Landlord reserves the right to substitute comparable, alternative parking near the Property for the parking garage which originally services the Building, and Tenant agrees that the parking spaces described herein shall be moved to such comparable, alternative parking when required by Landlord. Tenant shall not at any time park or permit the parking of Tenant’s vehicles, or the vehicles of others, adjacent to loading areas so as to interfere in any way with the use of such areas. Tenant shall not park or permit to be parked any inoperative or abandoned vehicles or equipment on any portion of the parking or loading areas. If any abandoned vehicles are discovered by Landlord to exist anywhere in the Project, Landlord shall have the right to remove same from the Project in accordance with applicable law. Tenant shall have access to its parking spaces 24 hours per day.

Landlord may also provide, at Landlord’s sole discretion, unassigned visitor parking in the parking facility on a pay basis at such rates and upon such conditions as Landlord or Landlord’s agent shall establish from time to time for Tenant’s visitors, invitees, guests, and employees.

RULES AND REGULATIONS

27. The rules and regulations set forth on Exhibit “D” attached hereto are hereby made a part of this Lease. Landlord may from time to time amend, modify, delete or add new and additional reasonable rules and regulations for the use, safety, cleanliness and care of the Premises and the Building. Such new or modified rules and regulations shall be effective upon notice thereof to Tenant from Landlord. All such rules shall be applied in a non-discriminatory manner. Tenant will cause its employees and agents, or any others permitted by Tenant to occupy or enter the Premises, to at all times abide by the rules and regulations set forth on Exhibit “D”, or as subsequently modified by Landlord. In the event of any breach of any rules and regulations set forth on Exhibit “D” or any amendments or additions thereto, Landlord shall have all remedies in this Lease provided for in the event of default by Tenant and shall, in addition, have any remedies available at law or in equity, including, but not limited to, the right to enjoin any breach of such rules and regulations. Landlord shall not be responsible to Tenant for the non-observance by any other tenant or person of any such rules and regulations.

RIGHT TO RELOCATE

28. [Intentionally Deleted]

LATE PAYMENTS

29. Payments of Rent and amortized tenant improvement costs, if any, received after the fifth calendar day of the month may be assessed an additional five percent (5%) charge as a late payment penalty and shall bear interest at the lesser of eighteen percent (18%) per annum or the maximum non-usurious rate of interest permitted by applicable law until paid in full. Acceptance by Landlord of a payment in an amount less than that which is currently due shall in no way affect Landlord’s rights under this Lease and in no way be an accord and satisfaction.

This provision does not prevent Landlord from declaring the non-payment of Rent when due an event of default hereunder.

ESTOPPEL CERTIFICATE

30. Within ten (10) days after the Occupancy Date, at any other time and from time to time, Tenant, on or before the date specified in a request therefor made by Landlord, which date shall not be earlier than ten (10) days from the making of such request, shall execute, acknowledge and deliver to Landlord and/or any holder of a mortgage on the Building an Estoppel Certificate in recordable form as Landlord may from time to time require, evidencing whether or not (i) this Lease is in full force and effect, (ii) this Lease has been amended in any way, (iii) Tenant has accepted and is occupying the Premises, (iv) there are any existing defaults on the part of Landlord hereunder or defenses or offsets against the enforcement of this Lease to the knowledge of Tenant and specifying the nature of such defaults defenses or offsets, if any, (v) the date to which Rent, and other amounts due hereunder, if any, have been paid, and (vi) any such other information as may be reasonably required by Landlord. Each certificate delivered pursuant to this Paragraph may be relied on by any prospective purchaser or transferee of Landlord’s interest hereunder or of any part of Landlord’s property or by any mortgagee, grantee or holder of Landlord’s interest hereunder or of any part of Landlord’s property under a Mortgage or by an assignee of any such grantee.

SEVERABILITY AND INTERPRETATION

31. A. If any clause or provision of the Lease shall be deemed illegal, invalid or unenforceable under present or future laws effective during the Lease Term, then and in that event, the remainder of this Lease shall not be affected by such illegality, invalidity or unenforceability, and, in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

B. Should any of the provisions of this Lease require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of the stipulations of this Lease.

MULTIPLE TENANTS

32. If more than one individual or entity comprises and constitutes Tenant, then all individuals and entities comprising Tenant are and shall each be jointly and severally liable for the due and proper performance of Tenant’s duties and obligations arising under or in connection with this Lease.

FORCE MAJEURE

33. Landlord shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants, and conditions of this Lease, including the completion of the Building and the Premises, when prevented from so doing by a cause or causes beyond the Landlord’s control, which shall include, without limitation, all labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any material or services, acts of God, or any other cause not within the reasonable control of the Landlord.

QUIET ENJOYMENT

34. Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the term of this Lease subject, however, to the terms of this Lease.

BROKERAGE COMMISSION

35. CNL Realty & Development Corp. (“Broker”) has represented Landlord in this transaction, and no broker has represented Tenant in this transaction. Broker will be compensated by Landlord by separate agreement. Landlord and Tenant (each of which is an “Indemnifying Party” hereunder) represent to each other that they have dealt with no broker, agent or finder in connection with this transaction other than Broker. Each Indemnifying Party hereby indemnifies the other party and agrees to hold such other party harmless from and against any and all claims, causes, demands, losses, liabilities, fees, commissions, settlements, judgments, damages, expenses and fees (including attorneys’ fees and court costs) in connection with any claim or commission, fees, compensation or other charge relating in any way to this agreement, or to the consummation of the transactions contemplated hereunder, which may be made by any person, firm or entity, other than Broker, based upon any agreement made or alleged to have been made by such Indemnifying Party or its agent or representative, or the conduct or the alleged conduct of such Indemnifying Party or its agent or representative. The provisions of this paragraph shall survive termination or expiration of the Lease.

LIMITATION OF LIABILITY

36. Without limitation of any other provision of this Lease, this Lease is being executed by and on behalf of Landlord. Neither Landlord nor any present or future officer, director, employee, trustee, or agent of Landlord shall have any personal liability, directly or indirectly, and recourse shall not be had against Landlord or any such officer, director, employee, trustee, or agent, under or in connection with this Lease or any other document or instrument heretofore or hereafter executed in connection with same. Tenant hereby waives and releases any and all such personal liability and recourse. Tenant and its successors and assigns and all other persons claiming by, through or under Tenant shall look solely to Landlord’s interest in the Building of which the Premises is a part with respect to any claim against Landlord arising under or in connection with this Lease. The limitations of liability provided herein are in addition to, and not in limitation of, any limitations of liability otherwise set forth herein or applicable to Landlord by law or in any other contract, agreement or instrument.

ORIGINAL INSTRUMENT

37. For the convenience of the parties hereto, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

FLORIDA LAW

38. This Lease has been made under and shall be construed and interpreted under and in accordance with the laws of the State of Florida.

NO RECORDATION OF LEASE

39. Without the prior written consent of Landlord, neither this Lease nor any memorandum hereof shall be recorded or placed on public record by or on behalf of Tenant. Without limitation on any other of Landlord’s rights hereunder, in the event Tenant breaches this covenant, Tenant hereby irrevocably grants a Power of Attorney to Landlord as Tenant’s agent for the purpose of canceling from public record any copy of this Lease, any memorandum hereof or any reference hereto. Tenant agrees that the Power of Attorney granted herein is coupled with an interest, is not revocable and shall survive the death or other incapacity of Tenant.

TELECOMMUNICATIONS SERVICE PROVIDERS

40. Tenant expressly understands and agrees that Landlord reserves the right to grant or deny access (to the Building or any portion thereof, including without limitation, the Premises) to any telecommunications service provider whatsoever, provided that Landlord shall not unreasonably deny such access, and that Tenant shall have no right to demand or attempt to require Landlord to grant any access to any such telecommunications service provider. Tenant acknowledges and agrees that, in the event any such telecommunications service provider desires access to the Building to serve any or all tenants thereof, such access shall be prescribed and governed by the terms and provisions of Landlord’s standard Telecommunications License Agreement, which must be executed and delivered to Landlord by such telecommunications service provider before it is allowed any access whatsoever to the Building.

HAZARDOUS MATERIALS

41. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Building, the Premises or the Property, any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Landlord acknowledges that Tenant’s use of normal office products and cleaning materials shall not violate this provision. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease Term.

AIR QUALITY

42. Tenant shall not in any way or manner adversely affect the air quality now existing in the Premises or the Building and no activity or use by Tenant of the Premises shall adversely affect such air quality or be in violation of any applicable law, statute, ordinances, regulation or code.

RADON GAS

43. Pursuant to F.S. 404.056 (8), Tenant is hereby notified that radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county public health unit.

WAIVER OF JURY TRIAL

44. Landlord and Tenant waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on all matters arising out of this Lease or the use and occupancy of the Premises.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT

45. Landlord acknowledges the existence of the Americans with Disabilities Act (the “ADA”) and will endeavor to meet the requirements of the ADA with regard to the Common Areas of the Building. Tenant hereby consents to any and all actions to be taken by Landlord in order to comply with the provisions of the ADA. Additionally, Tenant hereby agrees to take any and all actions necessary in order to cause the Premises to comply with the ADA. Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all loss, damages, costs, or expenses, incurred by Landlord as a result of Tenant’s failure to comply with the terms and provisions of the ADA insofar as the Premises are concerned. Any costs incurred or fines imposed with respect to the ADA as they relate to the Building as it was originally constructed or as it is modified in areas outside the Premises shall not be the responsibility of Tenant and will not be included in Operating Costs as defined in paragraph 5.B.

LEASE BINDING UPON DELIVERY; NO OPTION

46. Submission of this Lease for examination does not constitute an option to lease or reservation of space for the Premises. This Lease shall be effective only when executed by both parties and received by Landlord. If this Lease has been submitted to Tenant in form already signed by Landlord, it evidences only Landlord’s offer to enter into this Lease on the exact terms provided as delivered, which offer may be revoked at any time, in Landlord’s sole discretion, and which may additionally expire at any certain time established by Landlord in writing.

LANDLORD’S LIEN

47. [Intentionally Deleted]

GUARANTY

48. [Intentionally Deleted]

RIGHT OF FIRST OFFER FOR ADDITIONAL SPACE

49. Landlord hereby grants Tenant a right of first offer to lease (i) all remaining space on the sixth (6th) or seventh (7th) floor of the Building which is not already part of the Premises (the “Partial Floor”) and (ii) all space on any floor which is adjacent to the Premises, but only if Tenant has already leased the balance of the Partial Floor (or other tenants have leased the balance of the Partial Floor and there is no further space on such floor).

The space described in subparagraphs (i) and (ii) above is collectively called the “Expansion Space”. Each time that Landlord desires to lease any portion of the Expansion Space, Landlord shall first give Tenant the opportunity to expand the Premises to include the space which Landlord desires to lease. Landlord shall deliver written notice to Tenant specifying the portion of the Expansion Space which it desires to lease. Tenant shall have thirty (30) days following receipt of such notice to exercise its right hereunder to expand the Premises to include such portion of the Expansion Space. If Tenant elects to exercise its right of first offer, it shall deliver written notice to Landlord within such 30-day period. Such portion of the Expansion Space shall then be added to the Premises upon a rental rate per square foot and other terms identical to this Lease, and the Lease Term for such Expansion Space shall expire on the same date as the Lease Term for the existing Lease. The tenant improvement allowance to be paid to Tenant shall be an amount equal to $4.00 per square foot of Rentable Area in the portion of the Expansion Space then being leased times the number of years remaining in the Lease Term (prorated for any partial years); provided, however, that there shall be no such allowance paid if less than five (5) years remain in the Lease Term. For purposes hereof, the number of years remaining in the Lease Term shall not include any Renewal Terms unless Tenant has already exercised its option to renew or does so at the time it exercises its right to expand the Premises. Rent for such portion of the Expansion Space shall commence on the later of (i) sixty (60) days after the date on which Tenant delivered written notice to Landlord of its intent to exercise its option for such Expansion Space, or (ii) the first day following the date such Expansion Space is available for occupancy. Tenant shall also receive additional parking spaces, both reserved and unreserved, in the same ratio per square foot of such Expansion Space as is set forth in paragraph 26 above; provided, however, that any additional reserved spaces shall be subject to availability. All renewal options shall also apply to such Expansion Space. If Tenant rejects its right of first offer or fails to respond to Landlord within such 30-day period, Landlord shall then be entitled to lease such Expansion Space to a third party on terms acceptable to Landlord. The right of first offer set forth herein shall be contingent upon this Lease then being in full force and effect and there does not then exist any event of default by Tenant under this Lease. The failure of Tenant to exercise its right of first offer on any space in the Building shall not serve as a waiver of its right of first offer on any other space or upon the same space when it once again becomes available for lease.

RELOCATION EXPENSES

50. Landlord shall reimburse Tenant for its reasonable costs of relocating to the Premises pursuant to that certain separate agreement between Landlord and Tenant concerning the same. Such costs shall include, without limitation, payments to moving companies, costs of announcements, and costs of printing new letterhead and business cards.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

Signed, sealed and delivered in the presence of:	Tenant:
/s/ Linda A. Scarcelli Witness	CNL HOSPITALITY CORP. a Florida corporation
/s/ Betsy Rosa Witness	By:/s/ Lori A. Turnage Print Name: Lori A. Turnage Title: VP of Human Resources Date: 11/23/05

[Corporate Seal]
Landlord:
Signed, seal and delivered in the presence of:	CNL PLAZA II, LTD., a Florida limited partnership By: CNL Plaza II Corp., a Florida corporation, General Partner
/s/ Linda A. Scarcelli Witness /s/ Betsy Rosa Witness	By:/s/ Robert A. Bourne Print Name: Robert A. Bourne Title: President Date: 11/23/05

EXHIBIT “A”

FLOOR PLAN

EXHIBIT "A"
FLOOR PLAN (continued)
EXHIBIT “A”

FLOOR PLAN (CONTINUED)

EXHIBIT “B”

WORK AGREEMENT FOR
COMPLETION OF THE PREMISES
FOR OCCUPANCY BY THE TENANT

GENERAL

1.	(a)	Tenant shall select the Space Plan and Building Standard Specifications for Completion of the Premises for occupancy by Tenant, subject to Landlord’s approval.

(b)
Working Drawings and Specifications for Completion of the Premises as determined by Tenant and approved by Landlord shall be prepared by Landlord and approved by Tenant in accordance with Clause 4 hereof before work is commenced.

(c)
All work involved in the Completion of the Premises shall be carried out by Landlord’s contractor in accordance with the Working Drawings and Specifications and under the supervision of Landlord. Landlord shall receive a five percent (5%) Supervisory Fee for such supervision.

(d)	Tenant hereby appoints Sonya Brauer to act for Tenant in all matters covered by this Exhibit “B”.

(e)	In this Exhibit “B”:

(i)
“Completion of the Premises” means the supplying, installation and finishing of partitions, doors and hardware, ceilings, HVAC, plumbing, lights and switches, electrical outlets, data outlets, telephone outlets, flooring, window coverings, all finishes, counters, shelves or other built-ins, fixtures and any other furniture, fixtures or facilities attached to and forming part of the Premises.

(ii)
“Building Standard” means with respect to any item, the specifications and current allowances as specified in Clause 2 hereof or as established from time to time by Landlord as standard for the Building.

(iii)	“Tenant Improvement Allowance” means the total funds to be contributed by Landlord for the completion of the Premises, as designated in Clause 7 of this Exhibit.

(iv)
“Landlord’s Architect” means that Architect or designer appointed (in-house and/or outside hire) from time to time by Landlord to provide design services, including Space Planning, Engineering, Working Drawings and Specifications.

(v)
“Landlord’s Contractor” means the General Contractor appointed from time to time by Landlord to carry out work in Completion of the Premises and any alterations, repairs and maintenance in the Building.

(vi)	“Space Plan” means the graphic presentation of the Premises indicating partitions and doors.

(vii)	“Engineering” means the plans for mechanical, electrical, plumbing and/or fire protection for completion of the Premises.

(viii)
“Working Drawings and Specifications” means the Plans and Specifications for Building Standard and nonstandard finishes for Completion of the Premises including architectural, mechanical and electrical working drawings.

(ix)	“Usable Square Feet” shall be 34,920 for the purpose of this Exhibit “B”.

(x)	“Supervisory Fee” means a fee of five percent (5%) of the total job cost for improvements to the Premises, as referenced in Clauses 1.(c), 4.(d), and 7 of this Exhibit “B”.

(f)	Tenant must comply with Building Standard specifications for the base building to maintain uniform quality level of materials throughout the Building to include any future alterations after occupancy.

BUILDING STANDARD SPECIFICATIONS

2. The following (except as otherwise noted) is a general representation of Building Standards. Such descriptions are intended to represent the minimum quality required of each item, but any quantities set forth below are not applicable and are superseded by the allowance to be paid to Tenant pursuant to Clause 7 below:

(a)	Space PIan/Working Drawings and Specifications:

(i)	Space Plan: Landlord will prepare one basic Space Plan and, prior to Tenant approval, one major revision, if necessary, conforming to the standard work described in this Exhibit “B” to the Lease.

(ii)
Working Drawings and Specifications: In accordance with the Space Plan approved by Tenant and Landlord, Working Drawings and Specifications (including engineering services) required for construction permits and Completion of the Premises will be provided. Final Working Drawings and Specifications are to be approved by Tenant and Landlord in writing prior to commencing construction.

(b)	Demising Wall Partitions: Party and public corridor partitions to underside of structure above including sound attenuation blanket and return air transfer duct.

(c)	Interior Wall Partitioning: Sixty-five lineal feet of gypsum wallboard and steel stud partitions per 1,000 Usable Square Feet to underside of ceiling.

(d)
Doors: One entrance door, 3’0” x 9’0” x 1 3/4”, Building Standard for up to 3,000 Usable Square Feet; or two entrance doors over 3,000 Usable Square Feet. Three interior doors, 3’0” x 9’0” x 1 3/4”, Building Standard, per 1,000 Usable Square Feet.

(e)	Door Frames: Painted hollow metal, single-swing frame for each door so provided by the Building Standard Specifications.

(f)	Door Hardware:

(i)	Lock set(s): installed on Tenant entry door(s) as provided by the Building Standard Specifications;

(ii)	Latch set: installed on each interior door as provided by the Building Standard Specifications.

(iii)	Hinges: installed on each door as provided by the Building Standard Specifications.

(iv)	Door stop: installed for each door as provided by Building Standard Specifications.

(g)	Ceiling: Building Standard Tegular ceiling, laid into a 2’ x 2’ suspended steel grid, continuous throughout.

(h)
Sprinkler System: The Building sprinkler grid provided (heads turned upright in base building) has adequate sprinkler heads to meet the requirements of National Fire Protection Association Code 13. Should Tenant’s Space Plan require relocation and/or addition of sprinkler head(s) in order to meet National Fire Protection Association Code 13, the cost shall be Tenant’s responsibility. All sprinkler heads shall be located in the center of the tile in which they sit.

(i)	Lighting: One fixture per 85 Usable Square Feet. Building Standard fixtures are either 2’ x 4’ lay-in parabolic fixtures or suspended indirect fixtures.

(j)	Light Switches: Five wall-mounted line voltage toggle per 1,000 Usable Square Feet.

(k)
Heating, Ventilating and Air Conditioning (HVAC): Five air supply diffusers per 1,000 Usable Square Feet including perimeter diffusers when part of Building design. Interior air supply diffusers are 2’ x 2’ lay-in type. Location of thermostats to control the variable air volume system is determined by Landlord to satisfy the needs of all tenants within the standard comfort range for the Orlando area or as required by governmental or other authorities.

(l)
Electrical Outlets: Eight wall-mounted outlets (not including electrical or special requirements for large systems) per 1,000 Usable Square Feet connected to the Building’s normal power system. Telephone installation, including electrical, special requirements for large systems and additional conduit, is Tenant’s responsibility. Telephone equipment and panels shall be located within the Premises.

(m)
Telephone/Data Outlets: Five wall-mounted outlets per 1,000 Usable Square Feet. Outlet shall include (option) plaster ring and pull string routed in walls to ceiling cavity or (option) metal outlet box with empty conduit with pull string routed in walls to ceiling cavity. Telephone installation including outlet device and wall plate, telephone and data cabling is Tenant’s responsibility. Electrical or special requirements for large system (including power, emergency power backup, UPS, localized cooling equipment, backboards, special grounding, protection or other requirements) including additional conduit is Tenant’s responsibility. Telephone equipment and panels (when required) shall be located within the Premises.

(n)
Floor Covering: Building Standard carpet installed throughout the Premises in color(s) available from Landlord. Tenant may request vinyl tile for storage, lunch, and/or electronic operation areas subject to Landlord’s approval.

(o)
Paint: Two coats of flat finish washable latex paint, finished to the underside of the finished ceiling on the Tenant side of core, corridor and exterior walls, and on interior columns. Tenant may select one color per room from colors available from Landlord.

(p)	Base (wall): Building Standard type and color base on painted walls and columns.

(q)	Window Mullions: Partitions abutting interior and/or exterior glass must align with the existing window mullions. Landlord requires that the joint between a partition and window mullion be closed.

(r)	Window Covering: One set of Building Standard 1” horizontal blinds on each exterior window, window head to window sill, in the Building Standard color.

(s)	Signage: One Building Standard tenant identification door sign per suite and a listing on the building directory.

Any items not specifically listed above shall be Tenant’s responsibility. Computer, telephone and/or telecommunications cabling, furniture installation, installation of any security system or installation of any audio/visual equipment are specifically excluded from the Building Standard Specifications and are entirely Tenant’s responsibility. Installation of the above are subject to Landlord’s prior approval.

ITEMS SUPPLIED BY TENANT

3.	(a)
Subject to Landlord’s approval, Tenant may request additional interior design services, upgrades and/or additional leasehold improvements consisting of decoration or other amenities, plumbing, mechanical and electrical for pantries.

The cost of all such items in excess of, in lieu of, or in addition to any Building Standard Specifications shall be Tenant’s responsibility. Such items could include, but are not limited to the following:

(i)	Any architectural, mechanical and/or electrical plans and specifications not included in the Building Standard Specifications such as computer, telephone and/or telecommunications cabling;

(ii)
Any changes in the Building Standard mechanical and/or electrical systems shall require review and approval by Landlord’s engineers. Such changes are subject to the review and approval fee which consists of all related engineering fees. Changes requiring Landlord’s review and approval shall include, without limitation, changes to:

(a) Isolated ground circuits.
(b) K-rated transformers.
(c) Clear power circuits.
(d) UPS/Circuits.
(e) Supplemental HVAC.
(f) Any other work requiring the procurement of a low voltage permit.

(iii)	Any interior design services such as selection of wall coverings (subject to Landlord’s approval), and carpet color;

(iv)
Interior design services for selection and/or acquisition of furniture, artwork, graphic design, etc., may be contracted with Landlord’s Architect through Landlord, or Tenant may contract directly with its designated Interior Designer.

(b)	Assistance in finish selection will be provided by the Landlord as pertains to the Building Standard materials and finishes. Expressly excluded from this service are:

(i) Furniture selection

(ii) Cabinetry and custom furniture design

(iii) Artwork selection

(iv) Custom graphic design

(v) Selection of wall covering other than paint

(vi) Finish upgrades

Such additional design services for items stated above, but not limited to those above, will be invoiced to Tenant.

PREMISES PLANS AND SPECIFICATIONS

4. The following timeframes are based upon a standard 15,000 square foot buildout. Landlord and Tenant recognize that larger or more specialized buildouts may require additional time.

(a)	As soon as practicable Tenant shall meet with Landlord to set forth Tenant’s requirements for the completion of a Space Plan.

(b)
As soon as practicable (however, not longer than five (5) working days after receipt of Tenant requirements) after the meeting referred to in Clause 4.(a), Landlord shall submit to Tenant the Space Plan for Tenant’s approval.

(c)	Within ten (10) working days after receipt of the Space Plan referred to in Clause 4.(b), Tenant shall meet with Landlord to approve the Space Plan, with or without revision, and include:

(i)	a furniture and equipment layout to insure the Space Plan is functional,

(ii)	equipment specifications stating electrical requirements and heat load information.

(iii)	finish schedules for walls and carpet, and

(iv)	locations for telephone/data and electrical outlets and switches.

(d)
As soon as practicable (within ten (10) working days) after the approval referred to in Clause 4.(c), Landlord shall submit the approved Space Plan together with a written estimate of the cost to Tenant therefor, if any, including Landlord’s Supervisory Fee of five percent (5%).

(e)
Within five (5) working days after receipt of the approved Space Plan and written estimate of Tenant’s cost referred to in Clause 4.(d), Tenant shall approve same in writing. Tenant’s failure to provide written approval shall be deemed a disapproval thereof and Landlord shall not proceed with final Working Drawings and Specifications.

(f)
As soon as practicable thereafter (within ten (10) working days) Landlord will submit to Tenant Working Drawings and Specifications for construction of the Premises in accordance with the approved Space Plan and written estimate of Tenant cost. Tenant shall approve in writing said Working Drawings and Specifications within five (5) working days after receipt thereof.

(g)
Any changes in the final Working Drawings and Specifications may be made only by written request by Tenant to Landlord and all costs incurred as a result of such changes (including costs of revisions to Working Drawings and/or Specifications), shall be paid for in full by Tenant upon billing by Landlord.

COMPLETION AND RENTAL COMMENCEMENT DATE

5. When a Certificate of Occupancy has been issued by the governing authority, Completion of the Premises shall be deemed to have occurred and possession thereof deemed delivered to Tenant for all purposes of the Lease including, without limitation, Paragraph 2. thereof. For purposes hereof, the Premises shall be substantially completed when all areas can be safely occupied and only “punchlist” work remains to be performed, and a Certificate of Occupancy has been issued for the Building and the Premises by the appropriate regulatory agencies. However, if Tenant is responsible for the construction of the Premises and the obtaining of a Certificate of Occupancy for the Premises, Tenant shall promptly apply for such Certificate of Occupancy and proceed with due diligence until such Certificate of Occupancy is obtained. Landlord and Tenant understand that pursuant to Paragraph 2. of the Lease, Tenant’s obligation to pay Rent thereunder shall not commence until Landlord has been issued such certificate; provided, however, that if Landlord shall be delayed in substantially completing said work as a result of:

(a)	Tenant’s failure to furnish information so that Working Drawings and Specifications cannot be completed by ; or

(b)	Tenant’s request for materials, finishes or installations other than Landlord’s “Building Standards”; or

(c)	Tenant’s changes in the Plans, Working Drawings and/or Specifications approved by Tenant after their submission to Landlord; or

(d)	Tenant’s failure to pay in full all outstanding amounts due with respect to Completion of the Premises;

then the commencement of Rent under said Lease shall be accelerated by the number of days of such delay.

AMOUNTS PAYABLE TO LANDLORD

6. Amounts payable by Tenant to Landlord as required by Clauses 3 and 7 herein shall be paid as follows:

(a)	A retainer of 50% of Tenant’s estimated costs in excess of any Tenant Improvement Allowance as set forth in Clause 7 shall be paid prior to start of Construction;

(b)	At Landlord’s sole discretion, progress bills for Tenant’s estimated costs in excess of any Tenant Improvement Allowance may be rendered during the Work;

(c)	At Completion of the Premises, Landlord will submit the final bill which is due and payable upon Tenant’s acceptance of the Premises, which acceptance will not be unreasonably delayed or denied; and

(d)	Tenant agrees to pay Landlord within thirty (30) days after being billed.

LANDLORD’S CONTRIBUTION/TENANT IMPROVEMENT ALLOWANCE

7.
Landlord will construct improvements in accordance with this Exhibit “B” of the Lease and Tenant’s approved Working Drawings and Specifications and approved change orders, provided however that the total cost of such improvements for a “below semi-finished ceiling” buildout, including costs of construction, all architectural and engineering fees and Landlord’s Supervisory Fee, shall not exceed an allowance totaling $1,345,608.00 which is $33.00 per Rentable Square Foot. The total amount of the allowance shall be appropriately modified if the size of the Premises is changed as provided herein. Any unused dollars from this allowance not used for improvements to the Premises within sixty (60) days from issuance of Certificate of Occupancy will not be disbursed unless such work has already been contracted for, even if it is not yet completed and/or built. To the extent that the cost of such improvements and fees exceed this allowance, Tenant shall be responsible to reimburse Landlord for such excess in addition to Landlord’s Supervisory Fee of five percent (5%) on the excess amount. There shall be no refund or rebate to Tenant for any unused portion of this improvement allowance.

SCHEDULE II TO EXHIBIT B

BASE BUILDING DEFINITION

Landlord, at Landlord’s sole cost and expense, shall provide Tenant with the following minimum base building standard improvements for the initial Premises, Expansion Space, Right of First Refusal Space, or other space leased by Tenant during the Lease Term or the Renewal Option periods. Upon the relevant Commencement Date, The Base Building shall comply with all applicable governmental codes and regulations (including but not limited to ADA and Handicap) then in effect in order to allow Tenant to obtain a Certificate of Occupancy (or its equivalent) for the applicable space.

1.	Smooth and level concrete floor (1/4” in 10’ non-cumulative) ready for installation of Tenant’s applied floor finish carpeting and designed to support the following loads:

A) Partition Load - Twenty (20) lbs./sf

B)
Live Load - eighty (80) lbs./sf in accordance with the current State of Florida Building Code. Subject to live load redistribution calculations, core areas and Tenant’s lease space spans maybe capable of supporting heavier loads in and around the building core area(s) in order to accommodate the additional loading requirements of special areas (Library, File Room, etc.).

Concrete floor to be broom clean with holes filled and free of dirt and debris.

2.
The inside face perimeter walls, sills and or bulkheads (non-glass surfaces) shall be framed, drywalled, insulated, spackled, finished taped and sanded from slab to finished ceiling (10’-0” height) ready to accept eggshell paint.

3.	All columns, core walls, and base building partitions shall be framed, drywalled, spackled, finished, taped and sanded from slab to finished ceiling at 10’-0” AFF ready to accept eggshell paint.

4.	Horizontal mini blinds shall be installed at all perimeter glass and glazing. Blinds to be left in the up position and bagged.

5.	Service Core - Full Floor Tenant:

Service Core complete with air conditioning, fire sprinklers, finished elevators, elevator lobby (including a service elevator lobby with lights, finished walls, ceiling, tile floors and resilient base), doors at the elevator lobbies, stairways, ventilation shafts, electrical/telephone rooms, and mechanical room(s).

6.	Service Core - Multi-Tenant Floor

Service Core, complete with air conditioning, fire sprinklers, life safety equipment, finished elevators, elevator lobby (with carpet, lights, finished walls, doors and ceiling), a service elevator lobby (with lights, finished walls, ceiling, vinyl tile floors and resilient base), stairways, ventilation shafts, electrical/telephone rooms, mechanical room and any required finished exiting corridors (with carpet, lights, finished walls, air conditioning, fire sprinklers and ceiling), and demising partitions between tenants and common area corridors (which shall include studs, acoustical insulation and drywall spackled, finished taped and sanded from floor to finished ceiling, ready to receive eggshell paint on Tenant’s side only.

7.	ADA accessible, dual level drinking fountain per floor, per code.

8.
ADA accessible washrooms (to code based on code required population density), ventilated, air-conditioned and finished according to building standard with ceramic floors and walls (wet walls only) (or their equivalent), finished ceilings, vanities, cubicles, accessories, fixtures, trim and lighting, hot and cold running water.

9.
3’-0” x 9’-0” solid wood core with stained mahogany veneer doors, complete with frame, trim and hardware (ADA compliant), installed on all doorways in the service core. Perimeter gaskets to be installed on the doors to mechanical rooms. Hardware to be Schlage or equal.

10.
Electrical grid for 277 volt lighting installed. Layout per HKS drawing E3.03. Illumination levels in the building public areas and lobbies shall be designed to comply with the lighting design guidelines as recommended by the Illuminating Engineering Society of North America (IESNA) “Lighting Design Guide published in the IESNA Handbook. Lighting design shall be suitable and appropriate for a Class A office Building in Orlando, Florida.

11.	Power grid provided per layout HKS drawing E2.03.

12.
Access in the telephone room on each floor to conduit sleeves for cable television services. Landlord’s obligation to provide such access shall only apply to the extent that cable television services are available to the Building, and it shall be Tenant’s responsibility, at Tenant’s sole expense, to subscribe to any such service(s) if Tenant so desires. All power, data, voice, and fiber cable requirements are provided to the “point of origin” to the Building. Point of origin or demarcation point shall be the main telephone room on the first floor. This will include sufficient conduit or conduit sleeves for risers to each floor. Tenant will have the right, at no cost to Tenant, to two 4 inch Building risers (conduit sleeve) capacity to run conduit to bring telecommunications services to the Premises.

13.	Plumbing. Valved Point of Connection, within core on Tenant’s floor for cold water, Point of connection for waste and vent lines within core on Tenant’s floor.

14.	HVAC. Base Building Design Conditions:

A)
Outdoor Summer and Winter design conditions in accordance with the latest (2001) edition of ASHRAE Fundamentals Handbook, Table 1, Climatic Conditions for the United States 1% for cooling and 99% for heating.

B)	Air filtration of supply air shall utilize minimum 65% efficient filters based on ASHRAE Standard 52.1-92.

C)	Indoor Summer conditions:

i)	75dg.F. +/- 2dg.F. dry bulb with 55% Average Relative Humidity, based on 93 degree F dry bulb with 76 degree F wet bulb outside air conditions per Florida energy code.

D)	Indoor Winter conditions:

i)	70dg.F. +1- 2dg.F. dry bulb, based on 42 degree F outdoor conditions.

E)	Base Building HVAC system to furnish supply air through the medium pressure Base Building air ducts, at the point at which the air enters Tenant’s Premises, in accordance with the following standards:

i)	Medium Pressure Base Building HVAC System:

a)	Cold air supply temperature - 55 + 2dg.F.
b)	Cold air supply static pressure - 2” maximum + .25” w.c.
c)	Hot air supply temperature - 85 degree Fahrenheit + 2dg.F.
d)	Hot air supply static pressure - 2” maximum + .25”w.c.

ii)	Low Pressure Base Building HVAC System:

a)	Cold air supply temperature - 55 + 2dg.F.
b)	Cold air supply static pressure - 1” + .25” w.c.
c)	Hot air supply temperature - 85 degree Fahrenheit + 2dg.F.
d)	Hot air supply static pressure - 1” + .25”w.c.

F)	The temperature control system shall be a web based central digital control (DDC) system capable of maintaining the zone set points per C and D above.

G)	The Base Building HVAC shall deliver to the Tenant Premises supply air pressures and temperatures per E(i) and E(ii) above Tenant’s design criteria is as follows:

i)	Population Density - 0.8/100 usf

ii)	Cooling Load - 4.0 watts/usf (lights, receptacles, and miscellaneous equipment)

iii)	Outside air requirements - in accordance with ASHRAE standard 62 1999.

iv)	Medium pressure Main duct per HKS drawing M2.03 insulated and sized to meet the above stated design conditions.

v)	Supplemental HVAC
Separate cooling units for Equipment Room (furnished and installed by Tenant) requiring Landlord to provide Point of Connection in core for chilled water. This water shall be available for the Equipment Room Supplemental cooling unit and shall be made available to Tenant, 24 hours/day, 365 days/year from the district chilled water supply delivered to the building by OUC.

15.	Fire Protection, Detection and Warning. As required by the latest federal, state, and local codes, as of the lease commencement date, including but not limited to the following:

A)	Compliance with the latest Handicapped and ADA requirements
B)	Exit signs at core
C)	Fire extinguishers and cabinets at core
D)	Smoke detectors at core
E)	Life Safety Speakers/strobe lights at core
F)	Complete fire sprinkler loop including temporary drops (one head per 180 usf)
G)	“Central Emergency Management Center” for emergency systems
H)	Fire Alarm panel shall be configured to serve up to 125 speakers and 30 visual devices per floor in the Tenant space.

16. Electrical.

A)
Telephone and electrical services shall be according to serving utility requirements, including but not limited to all substructures, backboards, switchboards, etc., for complete operating systems. The Landlord shall pay all governmental and utility fees as required for completion of the Base Building.

B)
Landlord shall furnish on the floor(s) occupied by Tenant all Electrical Feeders, K-13 rated Transformers, Distribution Panels and Branch Circuit Breaker Panels to support the following load requirements:

i) Connected Load

a)	208V/120V Utility Power: Approximately 5 Watts/usf with the quantity of branch circuits in the receptacle panels based on a load of 800 Watts per 20 Ampere, 120 volt branch circuit.
b)	277V Lighting: 3 Watts/usf with the number of branch circuits conveyed in the lighting grid based on a load of 3000 Watts per 20 Ampere, 277 volt branch circuit.
c)	HVAC: As required by Building to support stated electrical demand load.
d)	The nameplate of the K-13 transformer shall be 112-1/2.
e)	Two 208/120 volt 84 circuit panels are provided on each floor for full floor Tenant’s use.

ii) Demand Load

4.25 Watts/usf for lighting, receptacles and miscellaneous tenant power loads (excludes power for HVAC).

C) Six (6) 4” Conduit sleeves interconnecting each floor from Base Building Telephone Room backboard.

17. Miscellaneous.

A)	Landlord shall not impose any fee or cost upon Tenant for preinstalled items, systems or improvements.

B)	All spaces will be designed using the ceiling plenum space as a return air plenum.

C)	Landlord, at Landlord’s sole cost, shall furnish all temporary power and water required during Tenant’s construction.

D)	Upon the Tenant Improvement Construction Commencement Date, Landlord shall deliver to Tenant a completely weatherproof premise.

E)	Landlord shall deliver conditioned air to the Tenant’s Premises no later than 45 days after commencement of the Tenant Improvement Work.

EXHIBIT “C”

COMMENCEMENT DATE AGREEMENT

AND

ACCEPTANCE OF PREMISES

THIS AGREEMENT made as of ___, 20__ between CNL PLAZA II, LTD. (“Landlord”), and ________________ (hereinafter referred to as “Tenant”).

WHEREAS, Landlord and Tenant entered into a Lease dated       , 20      (hereinafter referred to as the “Lease”) for office space in the Building known as CNL Center Tower II;

NOW, THEREFORE, pursuant to the provisions of Paragraph 2.B. of the Lease, Landlord hereby informs Tenant and Tenant confirms the following:

1.	The Commencement Date of the Lease term is _________, 20_, and the expiration date is 20__. Tenant has accepted possession of the Premises on , 20_.

2.	If appropriate, the Delayed Commencement Date is _________ 20_.

3. Rentals commenced to accrue at the monthly rate of $ , plus applicable state sales tax, on _________, 20___

4.	A security deposit of $__________ has been paid to Landlord or its designated agent.

5.
Tenant is in possession of, and has accepted the Premises demised by the Lease, and acknowledges that all the work to be performed by Landlord in the Premises as required by the terms of the Lease has now been satisfactorily completed. Tenant further certifies that all conditions of the Lease required of Landlord as of this date have been fulfilled and there are no defenses or off-sets against the enforcement of the Lease by Landlord.

Date:	TENANT: By: Title:
Attest: Title:
(CORPORATE SEAL)
Marketing Representative
Property Manager

EXHIBIT “D”
RULES AND REGULATIONS
The rules and regulations set forth in this Exhibit shall be and hereby are made a part of the Lease to which they are attached. Whenever the term “Tenant” is used in these rules and regulations, it shall be deemed to include Tenant, its employees or agents and any other persons permitted by Tenant to occupy or enter the Premises. The following rules and regulations may from time to time be modified by Landlord in the manner set forth in Section 27. of the Lease.

OBSTRUCTION

1. The sidewalks, entries, passages, corridors, halls, lobbies, stairways, elevators and other common facilities of the Building shall be controlled by Landlord and shall not be obstructed by Tenant or used for any purposes other than ingress or egress to and from the Premises. Tenant shall not place any item in any of such locations, whether or not any such item constitutes an obstruction, without the prior written consent of Landlord. Landlord shall have the right to remove any obstruction or any such item without notice to Tenant and at the expense of Tenant. The floors, skylights and windows that reflect or admit light into any place in said Building shall not be covered or obstructed by Tenant.

ORDINARY BUSINESS HOURS

2. Whenever used in the Lease or in these rules and regulations, the ordinary business hours of the Building shall be from 7:00 A.M. to 7:00 P.M. Monday through Friday and 7:00 A.M. to 2:00 P.M. Saturday of each week, excluding the legal holidays of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

DELIVERIES

3. Tenant shall insure that all deliveries of supplies to the Premises shall be made only upon the elevator designated by Landlord for deliveries and only during the ordinary business hours of the Building. If any person (including, without limitation, deliveries of mail, office supplies, beverages and soft drinks, catered meals and all other deliveries of bulk items) delivering supplies to Tenant damages the elevator or any other part of the Building, Tenant shall pay to Landlord upon demand the amount required to repair such damage. Prior approval must be obtained from Landlord for any deliveries of bulky objects that must be received in the loading docks area after normal business hours. Hand trucks, except those equipped with rubber tires or the like, shall not be used in any space or in the public halls of the Building either by Tenant or others in the delivery or receipt of merchandise to the Premises. Use of any hand trucks, dollies and all such conveyances shall be restricted to freight elevators or other passageways designated by Landlord.

MOVING

4. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any bulky material, merchandise or materials which requires use of elevators or stairways, or movement through the Building entrances or lobby shall be restricted to such hours as Landlord shall designate, and shall not be undertaken without Landlord’s prior written consent. Tenant assumes all risks as to damage to articles moved and injury of persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant; and Landlord shall not be liable for acts of any person engaged in connection with such service performed for Tenant. Furniture and equipment shall be moved in or out of the Building only upon the elevator designated by Landlord for deliveries and then only during such hours and in such manner as may be prescribed by Landlord. Landlord shall have the right to approve or disapprove the movers or moving company employed by Tenant, such approval not to be unreasonably withheld, and Tenant shall cause such movers to use only the loading facilities and elevator designated by Landlord. If Tenant’s movers damage the elevator or any other part of the Building, Tenant shall pay to Landlord upon demand the amount required to repair such damage.

HEAVY ARTICLES

5. No safe or article the weight of which may, in the reasonable opinion of Landlord, constitute a hazard or damage to the Building or its equipment, shall be moved into the Premises. Safes and other heavy equipment, the weight of which will not constitute a hazard or damage the Building or its equipment, shall be moved into, from or about the Building only during such hours and in such manner as shall be prescribed by Landlord, and Landlord shall have the right to designate the location of such articles in the Premises.

NUISANCE

6. Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything therein which would in any way constitute a nuisance or waste, or obstruct or interfere with the rights of other tenants of the Building, or in any way injure or annoy them, or conflict with the laws relating to fire, or with any regulations of the fire department or with any insurance policy upon the Building or any part thereof, or conflict with any of the rules or ordinances of any governmental authority having jurisdiction over the Building (including, by way of illustration and not limitation, using the Premises for sleeping, lodging or cooking).

BUILDING SECURITY

7. Landlord may restrict access to and from the Premises and the Building outside of the ordinary business hours of the Building for reasons of Building security. Landlord may require identification of persons entering and leaving the Building during this period and, for this purpose, may issue Building passes to tenants of the Building. Landlord shall not be liable to any person (including, without limitation, Tenant) for excluding any person from the Building, or for admission of any person to the Building at any time, or for damages, loss or theft resulting therefrom. After ordinary business hours Tenants, their employees or agents, will be required to provide appropriate identification (picture ID - business cards are not acceptable), sign in upon entry, and sign out upon leaving, giving the location during such person’s stay and such person’s time of arrival and departure and shall otherwise comply with any reasonable access control procedures Landlord may from time to time institute.

PASS KEY

8. The janitor of the Building may at all times keep a pass key to the Premises, and he and other agents of Landlord shall at all times be allowed admittance to the Premises. Unless explicitly permitted by the Lease, Tenant shall not employ any person other than Landlord’s contractors and employees for the purpose of cleaning and taking care of the Premises. Landlord shall not be responsible for any loss, theft, mysterious disappearance of or damage to any property, however occurring.

LOCKS AND KEYS FOR PREMISES

9. No additional lock or locks shall be placed by Tenant on any door in the Building and no existing lock shall be changed unless the written consent of Landlord shall first have been obtained. A key to the Premises and to the toilet rooms, if locked by Landlord, will be furnished by Landlord for each of Tenant’s employees, and Tenant shall not have any duplicate key made. Tenant shall be required to pay for any extra keys needed. Landlord also shall furnish to Tenant the appropriate number of parking/access cards for access and egress to and from the Building as applicable during hours outside the ordinary business hours of the Building. The distribution and use of such access cards by Tenant and its employees shall be subject at all times to such additional rules as Landlord may promulgate from time to time. At the termination of this tenancy Tenant shall promptly return to Landlord all keys and access cards to the Building, offices, toilet rooms, and parking facilities. Tenant shall promptly report to Landlord the loss or theft of any key or access card.

SIGNS

10. Signs on Tenant’s entrance door will be provided for Tenant by Landlord. No advertisement, sign or other notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except upon the interior doors as permitted by Landlord, which advertisement, signs, or other notices shall be of Building Standard order, size and style, and at such places as shall be designated by Landlord. In addition, Landlord shall provide in the lobby of the Building, at Landlord’s expense, a building directory which shall include Tenant’s name.

USE OF WATER FIXTURES

11. Water closets and other water fixtures shall not be used for any purpose other than that for which the same are intended, and any damage resulting to the same from misuse on the part of Tenant shall be paid for by Tenant. No person shall waste water by tying back or wedging the faucets or in any other manner.

NO ANIMALS, EXCESSIVE NOISE

12. No birds or animals (other than seeing eye dogs) shall be allowed in the offices, halls, corridors and elevators in the Building. No person shall disturb the tenants of this or adjoining buildings or space by the use of any radio or musical instrument or by the making of loud or improper noises.

BICYCLES

13. Bicycles or other vehicles shall not be permitted anywhere inside or on the sidewalks outside of the Building, except in those areas designated by Landlord for bicycle parking.

TRASH

14. Tenant shall not allow anything to be placed on the outside of the Building, nor shall anything be thrown by Tenant out of the windows or doors, or down the corridors, elevator shafts, or ventilating ducts or shafts of the Building. All trash shall be placed in receptacles provided by Tenant on the Premises or in any receptacles provided by Landlord for the Building.

WINDOWS AND ENTRANCE DOORS

15. Window shades, blinds or curtains of a uniform Building Standard color and pattern only shall be provided for the exterior glass of the Building to give uniform color exposure through exterior windows. Exterior blinds shall remain in the lowered position at all times to provide uniform exposure from the outside. No awnings, curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the Premises without prior written consent of Landlord, including approval by Landlord of the quality, type, design, color and manner of attachment. Tenant entrance doors should be kept closed at all times in accordance with the fire code.

HAZARDOUS OPERATIONS AND ITEMS

16. Tenant shall not install or operate any steam or gas engine or boiler, or carry on any mechanical business in the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s absolute discretion. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building. No flammable, combustible or toxic fluid or substance and no explosives shall be brought into the Building. Tenant shall not cause or permit any gases, liquids or odors to be produced upon or emanate from the Premises.

HOURS FOR REPAIRS, MAINTENANCE AND ALTERATIONS

17. Any repairs, maintenance and alterations required or permitted to be done by Tenant under the Lease shall be done only during the ordinary business hours of the Building unless Landlord shall have first been notified that such work will be done outside of such times. If Tenant desires to have such work done by Landlord’s employees on Saturdays, Sundays, holidays or weekdays outside of ordinary business hours, Tenant shall pay the extra cost of such labor.

NO DEFACING OF PREMISES

18.  Except as permitted by Landlord, Tenant shall not mark upon, cut, drill into, drive nails or screws into, or in any way deface the doors, walls, ceilings, or floors of the Premises or of the Building, nor shall any connection be made to the electric wires or electric fixtures without the consent in writing on each occasion of Landlord or its agents, and any defacement, damage or injury caused by Tenant shall be paid for by Tenant.

LIMIT ON EQUIPMENT

19.  Tenant shall not, without Landlord’s prior written consent, install or operate any computer using more than ten (10) AMPS, duplicating or other large business machines or equipment, upon the Premises, or carry on any mechanical business thereon. If Tenant requires any interior wiring such as for a business machine, intercom, printing equipment or copying equipment, such wiring shall be done by the electrician of the Building only at Tenant’s expense, and no outside wiring persons shall be allowed to do work of this kind unless by the written consent of Landlord or its representatives, such consent not to be unreasonably withheld. If telegraphic or telephonic service is desired, the wiring for same shall be done as directed by the electrician of the Building or by some other employee of Landlord who may be instructed by the superintendent of the Building to supervise same, and no boring or cutting for wiring shall be done unless approved by Landlord or its representatives, as stated.

SOLICITATION; FOOD AND BEVERAGE

20.  Landlord reserves the right to restrict, control or prohibit canvassing, soliciting and peddling within the Building. Tenant shall not grant any concessions, licenses or permission for the sale or taking of orders for food or services or merchandise in the Premises, nor install or permit the installation or use of any machine or equipment for dispensing goods or foods or beverages in the Building, nor permit the preparation, serving, distribution or delivery of food or beverages in the Premises without the approval of Landlord and in compliance with arrangements prescribed by Landlord. Only persons approved in writing by Landlord shall be permitted to serve, distribute, or deliver food and beverages within the Building, or to use the elevators or public areas of the Building for that purpose. Tenant shall have the right to have catering companies and restaurants deliver food to the Premises without the prior consent of Landlord, provided Tenant gives Landlord an updated list of vendors which it uses. If Tenant desires to place any heavy vending machines within its Premises, Tenant shall first consult with and receive the approval of Landlord as to the placement of such vending machines.

SMOKING POLICY

21.  In accordance with local governmental law, the Building is a “No Smoking” building, and smoking cigarettes, cigars, pipes, or any other type of smoking instrument by anyone in any portion of the Building is strictly prohibited. As an accommodation to tenants of the Building, Landlord may from time to time designate certain portions of the Property as areas where smoking is permitted (“Smoking Areas”). Smoking is not permitted on any portion of the Property other than Smoking Areas designated by Landlord. The designated Smoking Areas may be relocated or eliminated entirely by Landlord at any time, in Landlord’s sole discretion. Littering is strictly prohibited on all portions of the Property, including but not limited to the Smoking Areas.

OBLIGATION TO INFORM

22. It is the express obligation of the Tenant to inform, in a timely manner, each of its employees, agents, invitees, or guests of the Rules and Regulations of the Building and to cause such parties to comply therewith.

CAPTIONS

23. The caption for each of these rules and regulations is added as a matter of convenience only and shall be considered of no effect in the construction of any provision or provisions of these rules and regulations.

EXHIBIT “E”

LEGAL DESCRIPTION

A portion of Block B, BLOCKS A AND B AT CITY COMMONS according to the plat thereof as recorded in Plat Book 25, page 73, Public Records of Orange County, Florida, all being more particularly described as follows:

COMMENCE at the Northeast corner of said Block B, said point also lying on the East right of way line of Boone Avenue; thence South 00°37'17" East along said right of way line to a line parallel with and 18.17 feet South of the South right of way line of South Street and the North line of said Block B for a Point of Beginning; thence North 89°22'41" East along said parallel line a distance of 2.58 feet; thence North 00°37'19" West, a distance of 8.42 feet, thence North 89°22'41" East, a distance of 8.58 feet; thence North 00°37'19" West, a distance of 2.25 feet to a line parallel with and 7.51 feet South of the South right of way line of South Street and the North line of said Block B; thence North 89°22'41" East along said parallel line a distance of 174.00 feet; thence South 00°37'19" East, a distance of 2.25 feet; thence North 89°22'41" East, a distance of 8.25 feet; thence South 00°37'19" East, a distance of 8.59 feet; thence North 89°22'41" East, a distance of 12.92 feet; thence South 00°37'19" East, a distance of 64.00 feet; thence South 89°22'41" West, a distance of 2.29 feet; thence South 00°37'19" East, a distance of 8.83 feet; thence South 89°22'41" West, 8.51 feet to a point lying on an arc of a curve concave to the Northwest; having a radius of 30.41 feet and a central angle of 90°20'18"; thence in a Southwesterly direction along the arc of said curve, a distance of 60.07 feet, said arc subtended by a chord bearing South 44°22'58" West; thence South 00°37'19" East, a distance of 8.17 feet; thence South 89°22'41" West a distance of 8.83 feet; thence South 00°37'19" East, a distance of 2.29 feet; thence South 89°22'41" West, a distance of 144.00 feet; thence North 00°37'19" West, a distance of 2.00 feet; thence South 89°22'41" West, a distance of 8.83 feet; thence North 00°37'19" West, a distance of 9.00 feet; thence South 89°22'41" West, a distance of 2.33 feet to the East right of way line of Boone Avenue and the West line of said Block B; thence North 00°37'17" West along said East line, a distance of 104.00 feet to the Point of Beginning.

CONTAINING 24,660 SQUARE FEET, MORE OR LESS.

EXHIBIT “F”

SCHEDULE OF BASE RENT

	MONTHS	RENT/Per RSF	MONTHLY RENT	ANNUAL RENT
Year 1	1-12	$27.75	$ 94,294.50	$1,131,534.00
Year 2	13-24	$28.31	$ 96,197.38	$1,154,368.56
Year 3	25-36	$28.87	$ 98,100.26	$1,177,203.12
Year 4	37-48	$29.45	$100,071.10	$1,200,853.20
Year 5	49-60	$30.04	$102,075.92	$1,224,911.04
Year 6	61-72	$30.64	$104,114.72	$1,249,376.64
Year 7	73-84	$31.25	$106,187.50	$1,274,250.00
Year 8	85-96	$31.88	$108,328.24	$1,299,938.88
Year 9	97-108	$32.51	$110,468.98	$1,325,627.76
Year 10	109-120	$33.16	$112,677.68	$1,352,132.16

EXHIBIT “G”
OPTION TO RENEW

A. Landlord hereby grants Tenant the option to renew the term of this Lease for three (3) additional terms of five (5) years each (the “Renewal Terms”), commencing as of the date immediately following the expiration of the Lease Term or the preceding Renewal Term, as the case may be, such options to be subject to the covenants and conditions hereinafter set forth in this Exhibit.

B. Tenant shall give Landlord written notice (the “Renewal Notice”) of Tenant’s election to exercise its renewal options not later than twelve (12) months prior to the expiration of the Lease Term or the preceding Renewal Term, as the case may be; provided that Tenant’s failure to give the Renewal Notice by said date, whether due to Tenant’s oversight or failure to cure any existing defaults or otherwise, shall render this renewal option null and void.

C. Tenant shall not be permitted to exercise these renewal options at any time during which Tenant is in default under this Lease, subject to applicable notice and grace periods (if any). In the event Tenant fails to cure any default under this Lease prior to the commencement of the Renewal Term(s), subject to applicable notice and grace periods, the Renewal Term(s) shall be immediately cancelled, unless Landlord elects to waive such default, and Tenant shall forthwith deliver possession of the Premises to Landlord as of the expiration or earlier termination of the Lease Term.

D. Tenant shall be deemed to have accepted the Premises in “as-is” condition as of the commencement of the Renewal Term(s), subject to any other repair and maintenance obligations of Landlord under this Lease, it being understood and agreed that Landlord shall have no additional obligation to renovate or remodel the Premises or any portion of the Building as a result of Tenant’s renewal of this Lease.

E. The covenants and conditions of this Lease in force during the original Lease Term, as the same may be modified from time to time, shall continue to be in effect during the Renewal Term(s), except as follows:

(1) The “Commencement Date” for the purposes of this Lease shall be the first day of the Renewal Term.

(2) The “Base Rent” for each Renewal Term shall be at market rate in the renewal year, but in no event shall such rate be less than the Base Rent for the year immediately preceding the first year of such Renewal Term.

(3) Following expiration of the Renewal Term(s) as provided herein, Tenant shall have no further right to renew or extend this Lease.

(4) The Renewal Term(s) shall apply to all or any part of the Premises, with Tenant to specify which portion of the Premises is to be included in the Renewal Term when it delivers the Renewal Notice (provided that all space included in the Renewal Term must be contiguous).

F. Tenant’s option to renew this Lease shall not be transferable by Tenant, but shall be personal and exclusive to the original Tenant named herein.